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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191144

PROSPECTUS

SUPERVALU INC.

Offer to Exchange

$400,000,000 aggregate principal amount of 6.750% Senior Notes due 2021 that have been registered under the Securities Act of 1933
for any and all outstanding unregistered 6.750% Senior Notes due 2021

        We are offering to exchange an aggregate principal amount of $400,000,000 of registered 6.750% Senior Notes due 2021 (the "New Notes"), for any and all of our outstanding unregistered 6.750% Senior Notes due 2021 that were issued in a private offering on May 21, 2013 (the "Old Notes"). We are offering to exchange the New Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into in connection with the issuance of the Old Notes. We will not receive any proceeds from the exchange offer, and issuance of the New Notes will not result in any increase in our outstanding debt.

        The terms of the New Notes will be identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes will not apply to the New Notes.

        We do not intend to list the New Notes on any securities exchange or seek approval for quotation through any automated trading system. There is currently no public market for the New Notes.

        You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

        The exchange offer expires at 5:00 p.m., New York City time, on December 19, 2013, unless extended by us.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See "Plan of Distribution."

        See "Risk Factors" beginning on page 12 for a discussion of certain risks that you should consider in connection with the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2013

        Except as otherwise indicated or required by the context, references in this prospectus to "we," "us," "our," "SUPERVALU" or the "Company" refer to SUPERVALU INC. and its majority-owned subsidiaries.

Trademarks and Tradenames

        This prospectus includes tradenames and trademarks owned by us or that we have the right to use, and may include tradenames and trademarks of other companies. Solely for convenience, the trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. Our use or display of other parties' tradenames, trademarks or products is not intended to, and does not, imply a relationship with, or endorsement or sponsorship of us by, the tradename or trademark owners.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. We are submitting this prospectus to holders of Old Notes so that they can consider exchanging their Old Notes for New Notes. You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying transmittal documents. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making this exchange offer in jurisdictions where the exchange offer is not permitted.

        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have

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agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale. See "Plan of Distribution."

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to: Investor Relations, SUPERVALU INC., 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, telephone: (952) 828-4000. To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than December 12, 2013, five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, five business days before such extended expiration date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These statements may be made directly in this prospectus referring to us or may be incorporated into this prospectus by reference to other documents.

        Any statements contained in this prospectus or in any documents incorporated by reference regarding the outlook for our businesses and their respective markets, such as projections of future performance, guidance, statements of our plans and objectives, forecasts of market trends and other matters, are forward-looking statements based on our assumptions and beliefs. Such statements may be identified by such words or phrases as "will likely result," "are expected to," "will continue," "outlook," "will benefit," "is anticipated," "estimate," "project," "management believes" or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

        Certain factors could cause our future results to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus. These factors include the factors discussed in this prospectus under the heading "Risk Factors," the factors discussed in any documents incorporated by reference, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 23, 2013 under the heading "Risk Factors," the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive.

Competitive Practices

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  Our ability to attract and retain customers

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  Competition from other food or drug retail chains, supercenters, non-traditional competitors and alternative formats in our markets

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  Competition for employees, store sites and products

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  The ability of our Independent Business to maintain or increase sales due to wholesaler competition, increased competition faced by customers and increased customer self-distribution

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  Changes in demographics or consumer preferences that affect consumer spending or buying habits

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  The success of our promotional and sales programs and our ability to respond to the promotional and pricing practices of competitors

Execution of Initiatives

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  The effectiveness of cost reduction strategies

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  The adequacy of our capital resources to fund new store growth and remodeling activities that achieve appropriate returns on capital investment

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  The ability to retain and affiliate independent retailers in our Independent Business

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  The ability to retain and license additional stores within our Save-A-Lot business

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  The ability to turn around our Retail Food sales trajectory through improved operational execution and investment in price across our retail banners

Substantial Indebtedness

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  The impact of our substantial indebtedness on our business and financial flexibility

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  Our ability to comply with debt covenants or to refinance our debt obligations

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  A downgrade in our debt ratings, which may increase the cost of borrowing or adversely affect our ability to access one or more financial markets

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  The availability of favorable credit and trade terms

Economic Conditions

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  Continued volatility in the economy and financial and housing markets, the low level of consumer confidence and high unemployment rates that affect consumer spending or buying habits

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  Increases in unemployment, healthcare costs, energy costs and commodity prices, which could impact consumer spending or buying habits and the cost of doing business

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  Increases in interest rates

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  Food and drug inflation or deflation

Labor Relations

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  Our ability to renegotiate labor agreements with our unions

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  Resolution of issues associated with rising pension, healthcare and employee benefits costs

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  Potential for work disruption from labor disputes

Employee Benefit Costs

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  Increased operating costs resulting from rising employee benefit costs

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  Pension funding obligations related to our current and former employees and our divested operations

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  Required funding of multiemployer pension plans and any withdrawal liability

Governmental Regulations

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  The ability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance with government regulations

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  Changes in applicable laws and regulations that impose additional requirements or restrictions on the operation of our businesses

Food and Drug Safety

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  Events that give rise to actual or potential food contamination, drug contamination or foodborne illness or any adverse publicity relating to these types of concerns, whether or not valid

Self-Insurance

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  Variability in actuarial projections regarding workers' compensation and associated medical costs, automobile and general liability

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  Potential increase in the number or severity of claims for which the Company is self-insured

Legal and Administrative Proceedings

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  Unfavorable outcomes in litigation, governmental or administrative proceedings or other disputes

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  Adverse publicity related to such unfavorable outcomes

Information Technology

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  Dependence of our businesses on computer hardware and software systems which are vulnerable to security breach by computer hackers and cyber terrorists

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  Difficulties in developing, maintaining or upgrading information technology systems

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  Business disruptions or losses resulting from data theft, information espionage, or other criminal activity directed at our computer or communications systems

Severe Weather, Natural Disasters and Adverse Climate Changes

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  Property damage or business disruption resulting from severe weather conditions and natural disasters that affect us and our customers or suppliers

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  Unseasonably adverse climate conditions that impact the availability or cost of certain products in the grocery supply chain

Tax Matters

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  Changes in tax laws could affect our effective income tax rate and results of operations

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  The future results of operations could impact our ability to realize deferred tax assets

Goodwill and Intangible Asset Impairment Charges

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  Unfavorable changes in the Company's industry, the broader economy, market conditions, business operations, competition or the Company's stock price and market capitalization

Accounting Matters

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  Changes in accounting standards that impact our financial statements

Effect of the New Albertson's, Inc. Banner Sale on the Company

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  Disruptions in current plans, operations and business relationships

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  Difficulties in attracting or retaining management and employees and transitioning to a new management team

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  Ability to effectively manage our cost structure to realize benefits from our Transition Services Agreement with each of Albertson's LLC and New Albertson's, Inc.

Stock Price Volatility

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  Fluctuations in the Company's stock price related to actual or perceived operating performance, any of the factors listed above or stock market fluctuations.

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PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus, and does not contain all the information that is important to you. You should carefully read the entire prospectus, including the section titled "Risk Factors" beginning on page 12, and the financial statements and related notes and the other documents incorporated herein before making an investment decision.

Our Company

        We operate our business across three reportable segments in the grocery industry that we believe to be both unique and compelling. We are one of the largest wholesale distributors to independent retail customers in the United States. We leverage our distribution operations by providing wholesale distribution and logistics service solutions through our Independent Business segment. We also operate five regionally-based traditional format grocery banners and are focused on delivering long-term retail growth through improving our price perception and perishable offerings to better meet the needs of our customers. Our Save-A-Lot format is the nation's largest hard discount grocery retailer by store count. We are focused on the expansion of our Save-A-Lot network through both new corporate store development and the growth of our licensee network.

Independent Business

        Our Independent Business segment primarily provides wholesale distribution of products to independent retailers. Our Independent Business network spans 43 states and serves as primary grocery supplier to approximately 1,850 stores of independent retail customers, in addition to our own stores, as well as serving as secondary grocery supplier to approximately 450 stores of independent retail customers. Our wholesale distribution customers include single and multiple grocery store independent operators, regional and national chains, mass merchants and the military. We have established a network of strategically located distribution centers. The network is comprised of 18 distribution facilities, nine of which supply our own stores in addition to stores of independent retail customers.

Save-A-Lot

        We conduct Save-A-Lot operations through a total of approximately 1,330 hard discount stores under the Save-A-Lot banner, including approximately 960 Save-A-Lot stores licensed to independent operators and 370 stores we own, located throughout the United States. Our Save-A-Lot operations are supplied by 16 dedicated distribution centers providing wholesale distribution to our owned and licensed Save-A-Lot stores. Save-A-Lot stores are typically about 15,000 square feet in size and carry a specific assortment of high volume appropriately sized items largely focused on private-label products.

Retail Food

        On March 21, 2013, we completed the sale of our direct wholly owned subsidiary, New Albertson's, Inc. ("NAI") to AB Acquisition LLC ("AB Acquisition"), a Delaware limited liability company (the "NAI Divestiture"). Giving effect to the NAI Divestiture, our retail food business continues to operate through a total of 191 stores located throughout the U.S. The banners under which we operate are Cub Foods, Farm Fresh, Hornbacher's, Shop 'n Save and Shoppers Food & Pharmacy. Each of our retail banners has strong local and regional brand recognition in the markets in which they operate. Cub Foods operates 44 wholly and majority owned stores, in addition to 24 franchised stores and stores in which we have a minority interest, primarily in the Minneapolis / St. Paul market; the 43 Farm Fresh stores operate in the Virginia Beach, Virginia market; the 6 Hornbacher's stores operate in the Fargo, North Dakota market; the 42 Shop 'n Save stores operate in the St. Louis Market; and the 56 Shoppers Food & Pharmacy stores operate in the Washington D.C. and Baltimore market. Our Retail

Food stores provide an extensive grocery offering and, depending on size, a variety of additional products, including general merchandise, health and beauty care, and pharmacy.

Corporate Information

        SUPERVALU INC., a Delaware corporation, was organized in 1925 as the successor to two wholesale grocery firms established in the 1870s. The Company's principal executive offices are located at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344. Our telephone number at this address is 952-828-4000 and our corporate website is www.supervalu.com. Our website and the information contained on our website are not part of this prospectus.

The Exchange Offer

The Offering of the Old Notes	We sold the Old Notes on May 21, 2013 to Goldman Sachs & Co., Credit Suisse Securities (USA) LLC, and certain other initial purchasers pursuant to a purchase agreement among us and Goldman Sachs & Co. and Credit Suisse Securities (USA) LLC, as representatives of the initial purchasers, dated May 16, 2013. We refer to Goldman Sachs & Co., Credit Suisse Securities (USA) LLC, and the other initial purchasers as the initial purchasers. The initial purchasers subsequently offered the Old Notes: (i) to qualified institutional buyers under Rule 144A; and (ii) to persons outside the United States under Regulation S, each as promulgated under the Securities Act of 1933, as amended, or the Securities Act. The Old Notes were all initially sold to qualified institutional buyers under Rule 144A.
Registration Rights Agreement

In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers, which obligates us to file a registration statement with the SEC within 135 days after the issue date of the Old Notes, to use our reasonable best efforts to cause the registration statement to become effective within 180 days after the issue date of the Old Notes, and to use our reasonable best efforts to consummate the exchange offer within 45 days after the effective date of our registration statement. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes, except under certain limited circumstances pursuant to the registration rights agreement.

The Exchange Offer

We are offering to exchange the New Notes, which have been registered under the Securities Act, for your Old Notes, which were issued on May 21, 2013 in the initial offering. In order to be exchanged, an Old Note must be validly tendered and accepted. All Old Notes that are validly tendered and not validly withdrawn by the expiration date of the exchange offer will be exchanged. We will issue New Notes promptly after the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 19, 2013, unless we decide to extend the expiration date.
Exchange Agent

Deutsche Bank Trust Company Americas will serve as our exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent under "The Exchange Offer—Exchange Agent."

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may, but are not required to, waive. Please see "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer. We reserve the right, in our reasonable judgment, to waive any and all conditions to the exchange offer on or prior to the expiration date of the exchange offer.

Procedures for Tendering Old Notes

Unless you comply with the procedures described below under "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery," you must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:

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tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal with the required signature guarantee and all other documents required by the letter of transmittal, to Deutsche Bank Trust Company Americas, as exchange agent, at the address set forth in this prospectus, and such Old Notes must be received by the exchange agent prior to the expiration of the exchange offer; or

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tender your Old Notes by using the book-entry transfer procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Book-Entry Delivery Procedures" and transmitting a properly completed and duly executed letter of transmittal with the required signature guarantee, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, Deutsche Bank Trust Company Americas, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer.

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and wish to tender your Old Notes in the exchange offer, but your Old Notes are not immediately available, time will not permit your Old Notes or other required documents to be received by the exchange agent before the expiration of the exchange offer or the procedures for book-entry transfer cannot be completed prior to the expiration of the exchange offer, then you may tender your Old Notes by following the procedures described below under "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name your Old Notes are registered and instruct that person to tender on your behalf the Old Notes prior to the expiration of the exchange offer.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of your Old Notes in your name or obtain a properly completed bond power from the person in whose name your Old Notes are registered.

Withdrawal; Non-Acceptance

You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on December 19, 2013 by sending the exchange agent written notice of withdrawal. Any Old Notes tendered on or prior to the expiration date of the exchange offer that are not validly withdrawn on or prior to the expiration date of the exchange offer may not be withdrawn. If we decide for any reason not to accept any Old Notes tendered for exchange or to withdraw the exchange offer, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, any withdrawn or unaccepted Old Notes will be credited to the tendering holder's account at The Depository Trust Company. For further information regarding the withdrawal of tendered Old Notes, see "The Exchange Offer—Withdrawal of Tenders."

Resales of New Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as certain conditions are met. See "The Exchange Offer—Purpose and Effects of the Exchange Offer" for more information regarding resales.

Restrictions on Resale by Broker-Dealers

Each broker-dealer that has received New Notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. A broker-dealer may use this prospectus in connection with any resale for a period of 180 days after the end of the exchange offer.

Consequences of Not Exchanging Your Old Notes

If you do not exchange your Old Notes in the exchange offer, you will no longer be able to require us to register your Old Notes under the Securities Act pursuant to the registration rights agreement except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the Old Notes under the Securities Act.

For more information regarding the consequences of not tendering your Old Notes, see "The Exchange Offer—Consequences of Failure to Exchange."
Material U.S. Federal Income Tax Consequences

The exchange of Old Notes for New Notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" for more information.

Use of Proceeds

The exchange offer is being made solely to satisfy certain of our obligations under the registration rights agreement, and we will not receive any cash proceeds from the issuance of the New Notes. See "Use of Proceeds."

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.
Additional Documentation; Further Information; Assistance

Any questions or requests for assistance or additional documentation regarding the exchange offer may be directed to the exchange agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offer.

The New Notes

        The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes. The New Notes represent the same debt as the Old Notes for which they are being exchanged. Both the Old Notes and the New Notes are governed by the same indenture. References to the notes in this prospectus include both the Old Notes and the New Notes, unless otherwise specified or the context otherwise requires.

Issuer	SUPERVALU INC.
Securities Offered	$400,000,000 aggregate principal amount of 6.750% Senior Notes due 2021.
Maturity Date	June 1, 2021.
Interest Payment Dates	June 1 and December 1 of each year, beginning December 1, 2013. Interest on the notes accrue from the issue date (May 21, 2013).
Guarantees

The notes were not guaranteed on the issue date. Any Subsidiary of ours that subsequently guarantees, or becomes a co-obligor on, any of our Debt Securities (as defined in "Description of the Notes—Certain Definitions") or the Debt Securities of any other of our Subsidiaries, or issues any Debt Securities will also fully and unconditionally guarantee the notes. See "Description of the Notes—Guarantees."

Ranking	The notes are our general unsecured obligations. The notes rank:
• equal in right of payment to all of our other existing and future senior unsecured indebtedness;
• senior in right of payment to all of our future subordinated indebtedness; and

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effectively subordinated in right of payment to all of our subsidiaries' obligations, including the guarantees of our senior secured credit facilities, and subordinated in right of payment to all of our secured obligations, to the extent of the value of assets securing such obligations, including all of the secured indebtedness that may be incurred under our senior secured credit facilities.

As of September 7, 2013, we had approximately $2.0 billion of secured indebtedness outstanding, $1.7 billion of which was guaranteed by our subsidiaries, and no subordinated indebtedness; and we and our subsidiaries had approximately $1.1 billion of unsecured senior indebtedness outstanding, none of which was indebtedness of our subsidiaries (excluding the guarantees of our senior secured credit facilities and other intercompany liabilities and capital leases of $286 million).

Optional Redemption

Prior to June 1, 2017, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a makewhole premium and accrued and unpaid interest, if any, to the date of redemption.

On or after June 1, 2017, we have the option to redeem all or a portion of the notes at any time at the redemption prices set forth in the section "Description of the Notes—Optional Redemption."

In addition, prior to June 1, 2016, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at a redemption price equal to 106.750% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, provided that at least 65% of the notes remain outstanding after the redemption.

Repurchase at Holder's Option Upon a Change in Control

If we experience a Change of Control (as defined in "Description of the Notes—Certain Definitions"), we will be required to offer to purchase all of the notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes—Repurchase at Holders' Option Upon a Change of Control."

Certain Covenants	The indenture governing the notes, as supplemented, contains restrictive covenants that, among other things, will limit our ability and the ability of certain of our domestic subsidiaries to:
• incur secured indebtedness; and
• engage in sale and leaseback transactions.

The indenture, as supplemented, does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of unsecured indebtedness, the entry into transactions with affiliates or the issuance or repurchase of securities by us or any of our subsidiaries.

Absence of Public Market for the New Notes

The New Notes generally will be freely transferable but will also be a new issue of securities for which there is currently no established trading market. We do not intend to apply for a listing of the New Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus and, in particular, you should carefully read the section of this prospectus entitled "Risk Factors."

Trustee and Paying Agent	Deutsche Bank Trust Company Americas.
Governing Law	The indenture and the New Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Historical Consolidated Financial Data

        The following table sets forth summary consolidated financial information for each of the fiscal years presented and for the 28 weeks ended September 7, 2013 and September 8, 2012. Our fiscal year ends on the last Saturday in February. The last three fiscal years consist of 52 week periods ended February 23, 2013, February 25, 2012 and February 26, 2011.

        Except as set forth in the next sentence, the summary consolidated financial information for each of the fiscal years presented has been derived from, and should be read together with, our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus, including our Current Report on Form 8-K filed with the SEC on September 6, 2013. The summary consolidated financial information under the heading "Financial Position of Continuing Operations" for the fiscal year ended February 26, 2011 has been derived from our unaudited financial statements.

        In the opinion of our management, the unaudited summary historical financial data were prepared on the same basis as the audited historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. The summary consolidated financial information for the 28 week periods ended September 7, 2013 and September 8, 2012 are unaudited and have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 7, 2013. The summary consolidated financial information for the 28 week periods ended September 7, 2013 and September 8, 2012 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	28 Weeks Ended		Fiscal Year Ended
(Dollars and shares in millions, except percent and per share data)	September 7, 2013	September 8, 2012	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)	February 26, 2011 (52 weeks)
Results of Operations
Net sales(1)	$9,190	$9,189	$17,097	$17,336	$17,357
Goodwill and intangible asset impairment charges(1)	—	—	6	92	110
Operating earnings (loss)(1)(2)	194	22	(157)	96	(30)
Net loss from continuing operations(1)(2)(3)	(66)	(74)	(263)	(110)	(200)
Net earnings (loss)	125	(70)	(1,466)	(1,040)	(1,510)
Net loss from continuing operations per share—diluted(1)(2)(3)	(0.26)	(0.35)	(1.24)	(0.52)	(0.94)

Financial Position of Continuing Operations
Working capital(4)	362	232	38	(169)	(269)
Total assets(5)	4,736	5,082	4,563	5,057	5,062
Debt and capital lease obligations	2,987	3,254	2,889	3,226	3,654
Stockholders' equity (deficit)	(1,031)	(27)	(1,415)	21	1,340

Other Statistics
Dividends declared per share	$—	$0.0875	$0.0875	$0.3500	$0.3500
Weighted average shares outstanding—diluted(6)	251	212	212	212	212
Depreciation and amortization	$168	$198	$365	$355	$354
Capital expenditures(7)	$39	$156	$241	$403	$323

(1)
Results of operations exclude the operations of NAI, which are reported as discontinued operations for all periods presented due to the sale of NAI on March 21, 2013. The Company earned $42, $47 and $50 of fees under a transition service agreement during the fiscal year ended February 23, 2013, February 25, 2012 and February 26, 2011, respectively, which were recorded as reductions of selling and administrative expenses as presented above. Fees earned under transition service agreements as presented above for the 28 weeks ended September 7, 2013 and September 8, 2012 have been recorded as Net sales.

(2)
The Company recorded $39 of severance costs and accelerated stock-based compensation charges before tax, $14 of non-cash asset impairment and other charges before tax, a $5 legal settlement charge before tax and $5 of contract breakage and other costs before tax, offset in part by a $14 gain on sale of property before tax during the 28 weeks ended September 7, 2013.

The Company recorded $17 of non-cash asset impairment and other charges before tax, $12 of store closure impairment charges before tax and $7 of multi-employer pension withdrawal and severance costs before tax during the 28 weeks ended September 8, 2012.

The Company recorded $227 of non-cash asset impairment and other charges before tax, $36 of severance costs before tax, $22 of store closure charges and costs before tax and $6 of non-cash intangible asset impairment charges before tax, offset in part by $10 in a cash settlement received from credit card companies before tax in fiscal 2013.

The Company recorded $92 of non-cash goodwill impairment charges before tax and severance costs of $15 before tax in fiscal 2012.

The Company recorded $110 of non-cash goodwill impairment charges before tax, $49 of store closures and retail market exit charges and costs before tax, and $38 of charges for severance, labor buyout and other costs before tax in fiscal 2011.

(3)
The Company recorded $98 of non-cash financing charges before tax and $71 of refinancing costs before tax within interest expense, net in the 28 weeks ended September 7, 2013. The Company recorded $22 of non-cash unamortized financing costs within interest expense, net before tax in the 28 weeks ended September 8, 2012.

(4)
Working capital is calculated using the first-in, first-out method ("FIFO"), after adding back the last-in, first-out method ("LIFO") reserve and after excluding current assets and current liabilities of discontinued operations. The LIFO reserve was $210 at September 7, 2013 and $211 at September 8, 2012. The LIFO reserve at the end of each year is as follows: $211 for fiscal 2013, $207 for fiscal 2012 and $185 for fiscal 2011. Current assets of discontinued operations were $2 at September 7, 2013 and $1,575 at September 8, 2012. Current liabilities of discontinued operations were $0 at September 7, 2013 and $1,676 at September 8, 2012. Current assets of discontinued operations at the end of each fiscal year were as follows: $1,494 for fiscal 2013, $1,616 for fiscal 2012 and $1,739 for fiscal 2011. Current liabilities of discontinued operations at the end of each fiscal year were as follows: $2,701 for fiscal 2013, $1,606 for fiscal 2012 and $1,651 for fiscal 2011.

(5)
Total assets of continuing operations is calculated as Total assets of the Company excluding Current assets of discontinued operations and Long-term assets of discontinued operations.

(6)
Weighted average shares outstanding—diluted, as presented here, represents the diluted weighted average shares outstanding utilized in the computation of Net loss from continuing operations per share—diluted.

(7)
Capital expenditures include cash payments for purchases of property, plant and equipment and non-cash capital lease additions.

Ratio of Earnings to Fixed Charges

        The following table shows our consolidated ratios of earnings to fixed charges for the periods indicated. Information presented is in millions, except ratios.

		Fiscal Year Ended
	28 Weeks Ended September 7, 2013(1)
		February 23, 2013 (52 weeks)(2)	February 25, 2012 (52 weeks)(3)	February 26, 2011 (52 weeks)(4)	February 27, 2010 (52 weeks)	February 28, 2009 (53 weeks)(5)
(Deficiency) Excess of Earnings to Fixed Charges	$(106)	$(429)	$(157)	$(268)	$62	$(584)
Ratio of Earnings to Fixed Charges	—	—	—	—	1.23	—

(1)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for the 28 weeks ended September 7, 2013 due to $98 of non-cash financing cost charges before tax, $71 of refinancing costs before tax, $39 of severance costs and accelerated stock-based compensation charges before tax, $14 of non-cash asset impairment and other charges before tax, a $5 legal settlement charge before tax and $5 of contract breakage and other costs before tax, offset in part by a $14 gain on sale of property before tax.

(2)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2013 due to $227 of non-cash asset impairment and other charges before tax, administrative expenses related to divested NAI operations, $36 of severance costs before tax, $22 of store closure charges and costs before tax, $22 of non-cash unamortized financing costs before tax and $6 of non-cash intangible asset impairment charges before tax, offset in part by $10 in a cash settlement received from credit card companies before tax.

(3)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2012 due to administrative expenses related to divested NAI operations, $92 of non-cash goodwill impairment charges before tax and severance costs of $15 before tax.

(4)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2011 due to administrative expenses related to divested NAI operations, $110 of non-cash goodwill impairment charges before tax, $49 of store closures and retail market exit charges and costs before tax, and $38 of charges for severance, labor buyout and other costs before tax.

(5)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2009 due to non-cash goodwill impairment charges of $684 before tax, administrative expenses related to divested NAI operations and $53 of charges related primarily to store closures before tax.

        For purposes of computing these ratios, earnings represent Earnings (loss) from continuing operations before income taxes, adjusted for Net overdistributed earnings of less than fifty percent owned entities, fixed charges and estimated amortization of capitalized interest. Fixed charges represent interest expense, capitalized interest and estimated interest on operating leases.

RISK FACTORS

        You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition or results of operations would suffer. In addition, certain factors that may adversely affect our business are discussed in our reports referred to in "Incorporation of Certain Documents by Reference."

Risks Related to the Business

Competition in the Independent Business, Retail Food and Save-A-Lot segments

        The grocery business is intensely competitive.

        The Company's Independent Business segment is primarily wholesale distribution, which competes with traditional grocery wholesalers on the basis of price, quality, assortment, schedule and reliability of deliveries, service fees and distribution facility locations. The profitability of the Independent Business segment is dependent upon sufficient volume to support the Company's operating infrastructure, and the loss of customers to a competing wholesaler, closure or vertical integration may negatively impact the Company's sales and gross margin.

        The Company's Retail Food and Save-A-Lot segments face competition for customers, employees, store sites and products from traditional grocery retailers, including regional and national chains and independent food store operators, and non-traditional retailers, such as supercenters, membership warehouse clubs, specialty supermarkets, drug stores, discount stores, dollar stores, convenience stores and restaurants. The Company's ability to differentiate itself from its competitors and create an attractive value proposition for its customers is dependent upon a combination of price, quality, assortment, brand perception, store location, in-store marketing and merchandising and promotional strategies. The grocery industry is also characterized by relatively small gross margins, and the nature and extent to which the Company's competitors implement various pricing and promotional activities in response to increasing competition and the Company's response to these competitive actions, can adversely affect profitability.

Execution of initiatives

        Following the Company's divestiture of NAI, the Company is positioned as a leading food wholesaler, the largest hard discount grocery chain by store count in the United States and a traditional food retailer with five regional retail banners. The Company is focused on operating under a more decentralized model with a lower overall cost structure. By doing so, the Company expects to have the ability to lower pricing, as appropriate, across its three business segments. In addition, the Company will continue to focus on retailing and affiliating new accounts within its Independent Business segment, as well as expanding its Save-A-Lot format through both corporate and licensed locations. If the Company is unable to execute on these initiatives, the Company's financial condition and results of operations may be adversely affected.

Substantial indebtedness

        The Company has, and expects to continue to have, a substantial amount of debt. The Company's substantial indebtedness may increase the Company's borrowing costs and decrease the Company's business flexibility, making it more vulnerable to adverse economic conditions. For example, high levels of debt could:

  •
  require the Company to use a substantial portion of its cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions, and other purposes;

  •
  limit the Company's ability to obtain, or increase the cost at which the Company is able to obtain, financing in order to refinance existing indebtedness and fund working capital, capital expenditures, acquisitions and other purposes; and

  •
  limit the Company's ability to adjust to changing business and market conditions placing the Company at a competitive disadvantage relative to its competitors that have less debt.

        Pursuant to the Company's debt agreements, the Company has created a security interest in substantially all of its assets to secure (i) its amended and restated five-year $1 billion (subject to borrowing base availability) asset-based revolving credit facility (the "Amended ABL Facility"), secured by the Company's inventory, credit card, wholesale trade, pharmacy and certain other receivables, prescription files and related assets, and (ii) its amended six-year $1.5 billion term loan (the "Amended Term Loan Facility"), secured by substantially all of the Company's real estate, equipment, intellectual property and certain other assets and the equity interest in Moran Foods, LLC, the parent entity of the Company's Save-A-Lot business. Because of these security interests, the Company has agreed to certain limitations on its ability to dispose of assets and is required to use a portion of the proceeds of such dispositions to pay down the Amended ABL Facility and the Amended Term Loan Facility. There are also various restrictive covenants and cross-default covenants in the Company's debt instruments. If the Company fails to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity and the Company may not be able to repay the indebtedness that becomes due. A default under the Company's debt instruments may also significantly affect the Company's ability to obtain additional or alternative financing.

        The Company's ability to comply with the covenants or to refinance the Company's obligations with respect to the Company's indebtedness will depend on the Company's operating and financial performance, which in turn is subject to prevailing economic conditions and to financial, business and other factors beyond the Company's control. In particular, the uncertainties of the global economy and capital markets may impact the Company's ability to obtain debt financing. These conditions and factors may also negatively impact the Company's debt ratings, which may increase the cost of borrowing, adversely affect the Company's ability to access one or more financial markets or result in a default under the Company's debt instruments.

        Any of these outcomes may adversely affect the Company's financial condition and results of operations.

Current economic conditions

        All of the Company's store locations are located in the United States making its results highly dependent on U.S. consumer confidence and spending habits. The U.S. economy has experienced economic volatility in recent years due to uncertainties related to higher unemployment rates, energy costs, a decline in the housing market, and limited availability of credit, all of which have contributed to suppressed consumer confidence. Consumer spending has declined as consumers trade down to a less expensive mix of products and seek out discounters for grocery items. In addition, inflation continues to be unpredictable; food deflation could reduce sales growth and earnings, while food inflation, combined with reduced consumer spending, could reduce gross profit margins. If these consumer spending patterns continue or worsen, along with an ongoing soft economy, the Company's financial condition and results of operations may be adversely affected.

Labor relations

        As of September 7, 2013, the Company is a party to 52 collective bargaining agreements covering approximately 15,000 of its employees, of which four collective bargaining agreements covering approximately 700 employees are scheduled to expire during the remainder of fiscal 2014. In addition, during fiscal 2013, four collective bargaining agreements covering approximately 135 employees expired without their terms being renegotiated. During the 28 weeks ended September 7, 2013, six collective bargaining arrangements covering approximately 2,400 employees expired without their terms being renegotiated. Negotiations are expected to continue with the bargaining units representing the employees subject to those agreements. In future negotiations with labor unions, the Company expects that, among other issues, rising healthcare, pension and employee benefit costs will be important topics for negotiation. There can be no assurance that the Company will be able to negotiate the terms of expiring or expired agreements in a manner acceptable to the Company. Therefore, potential work disruptions from labor disputes could disrupt the Company's businesses and adversely affect the Company's financial condition and results of operations.

Costs of employee benefits

        The Company provides health benefits and sponsors defined benefit pension, defined contribution pension, or other postretirement plans for substantially all employees not participating in multiemployer health and pension plans. The Company's costs to provide such benefits continue to increase annually. The Company uses actuarial valuations to determine the Company's benefit obligations for certain benefit plans, which require the use of significant estimates, including the discount rate, expected long-term rate of return on plan assets, mortality rates, and the rates of increase in compensation and health care costs. Changes to these significant estimates could increase the cost of these plans, which could also have a material adverse effect on the Company's financial condition and results of operations.

        In connection with the NAI Divestiture, the Company divested its defined benefit pension plan associated with its Shaw's banner and retained its largest defined benefit pension plan. The defined benefit pension plan retained by the Company is for pension obligations to current and former employees of the Company as well as some of its divested businesses. The Company and AB Acquisition LLC also entered into a binding term sheet with the Pension Benefit Guaranty Corporation (the "PBGC") relating to issues regarding the effect of the NAI Divestiture on certain SUPERVALU retirement plans. The binding term sheet provides, among other things, that the Company will not pay any dividends to its stockholders at any time for the period beginning on January 9, 2013 and ending on the earliest of (i) March 21, 2018, (ii) the date on which the total of all contributions made to the SUPERVALU Retirement Plan that were made to the SUPERVALU Retirement Plan on or after the closing date of the NAI Divestiture is at least $450 and (iii) the date on which SUPERVALU's unsecured credit rating is BB+ from Standard & Poor's or Ba1 from Moody's (such earliest date, the end of the "PBGC Protection Period"). SUPERVALU has also agreed to make the following contributions to the SUPERVALU Retirement Plan in excess of the minimum required contributions, where the applicable fiscal years end during the PBGC Protection Period: (i) $25 to be paid at or before the end of SUPERVALU's fiscal year ending in February 2015, (ii) $25 to be paid at or before the end of SUPERVALU's fiscal year ending in February 2016 and (iii) $50 to be paid at or before the end of SUPERVALU's fiscal year ending in February 2017. AB Acquisition has agreed to provide a guarantee to the PBGC for such excess payments.

        The Company's defined benefit pension plan is closed for eligibility and frozen for credited benefit service for the vast majority of participants effective December 2007. In December 2012, that plan was frozen as to credited service and earnings for the vast majority of participants, although vesting service may continue to accrue. The defined benefit pension plan associated with the Shaw's banner, which was divested by the Company as part of the NAI Divestiture, covers a group of employees associated with that banner whose employment terms are governed by a collective bargaining agreement and is not frozen. The projected benefit obligations of the Company sponsored plans exceed the fair value of those plans' assets. Required contributions have increased in recent years due to a combination of lower pension discount rates, the effect of the Pension Protection Act of 2006 and lower actual return on plan assets resulting from the significant decline in financial markets during fiscal 2008 and 2009. The SUPERVALU Retirement Plan remaining with the Company is frozen as to benefit service and earnings for all participants, and participants who were employed by Company or NAI on March 21, 2013 became vested in their pension plan benefit under the Company's largest retirement plan. Service at the Company (but not service at NAI) after that date will count toward eligibility for early retirement if applicable under the pension plan formula.

        As a result of the NAI Divestiture and the retention of the Company's defined benefit pension plan, the Company has a significantly increased minimum pension contributions as a percentage of its cash flows from continuing operations. Also, since the number of employees of the continuing operations has decreased, certain administrative and other benefits costs may increase on a per employee basis. Additionally, if the Company is unable to control healthcare benefits and pension costs, the Company may experience increased operating costs, which may adversely affect the Company's financial condition and results of operations.

        In addition, the Company participates in various multiemployer health and pension plans with respect to a majority of its union-affiliated employees, and the Company is required to make contributions to these plans in amounts established under collective bargaining agreements. The costs of providing benefits through such plans have increased in recent years. The amount of any increase or decrease in the Company's required contributions to these multiemployer plans will depend upon many factors, including the outcome of collective bargaining, actions taken by trustees who manage the plans, government regulations, the actual return on assets held in the plans and the potential payment of a withdrawal liability if the Company chooses to exit a market. Increases in the costs of benefits under these plans coupled with adverse developments in the stock and capital markets that have reduced the return on plan assets have caused most multiemployer pension plans in which the Company participates to be underfunded. The unfunded liabilities of these plans may result in increased future payments by the Company and the other participating employers. Underfunded multiemployer pension plans may impose a surcharge requiring additional pension contributions. The Company's risk of such increased payments may be greater if any of the participating employers in these underfunded plans withdraws from the plan due to insolvency and is not able to contribute an amount sufficient to fund the unfunded liabilities associated with its participants in the plan. A significant increase to funding requirements could adversely affect the Company's financial condition, results of operations or cash flows.

Governmental regulations

        The Company's businesses are subject to various federal, state and local laws, regulations and administrative practices. These laws require the Company to comply with numerous provisions regulating health and sanitation standards, fuel tank integrity and spill prevention, site remediation, equal employment opportunity, employee benefits, and minimum wages and licensing for the sale of food, drugs and alcoholic beverages. The Company's inability to timely obtain permits, comply with government regulations or make capital expenditures required to maintain compliance with governmental regulations may adversely impact the Company's business operations and prospects for future growth and its ability to participate in federal and state healthcare programs. In addition, the Company cannot predict the nature of future laws, regulations, interpretations or applications, nor can the Company determine the effect that additional governmental regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on the Company's future business. They may, however, impose additional requirements or restrictions on the products the Company sells or manner in which the Company operates its businesses. Any or all of such requirements may adversely affect the Company's financial condition and results of operations.

Food and drug safety concerns and related unfavorable publicity

        There is increasing governmental scrutiny and public awareness regarding food and drug safety. The Company may be adversely affected if consumers lose confidence in the safety and quality of the Company's food and drug products. Any events that give rise to actual or potential food contamination, drug contamination or food-borne illness may result in product liability claims and a loss of consumer confidence. In addition, adverse publicity about these types of concerns whether valid or not, may discourage consumers from buying the Company's products or cause production and delivery disruptions, which may adversely affect the Company's financial condition and results of operations.

Insurance claims

        The Company uses a combination of insurance and self-insurance to provide for potential liabilities for workers' compensation, automobile and general liability, property insurance and employee healthcare benefits. The Company estimates the liabilities associated with the risks retained by the Company, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions which, by their nature, are subject to a degree of variability. Any actuarial projection of losses concerning workers' compensation and general and automobile liability is subject to a degree of variability. Among the causes of this variability are unpredictable external factors affecting future inflation rates, discount rates, litigation trends, legal interpretations, benefit level changes and actual claim settlement patterns.

        Some of the many sources of uncertainty in the Company's reserve estimates include changes in benefit levels, medical fee schedules, medical utilization guidelines, vocation rehabilitation and apportionment. If the number or severity of claims for which the Company's self-insured increases, or the Company is required to accrue or pay additional amounts because the claims prove to be more severe than the Company's original assessments, the Company's financial condition and results of operations may be adversely affected. The impact of the Affordable Care Act on the Company's health plan program may increase health plan costs.

Legal proceedings

        The Company's businesses are subject to the risk of legal proceedings by employees, consumers, suppliers, stockholders, governmental agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that may decrease consumer confidence in the Company's businesses, regardless of whether the allegations are valid or whether the Company is ultimately found liable. As a result, litigation may adversely affect the Company's financial condition and results of operations.

Information technology systems

        The efficient operation of the Company's businesses is dependent on computer hardware and software systems. Information systems are vulnerable to security breach by computer hackers and cyber terrorists. The Company relies on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on the Company's information systems, and continues to invest in maintaining and upgrading the systems and applications to ensure risk is controlled. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or failure of these systems to perform as anticipated for any reason could disrupt the Company's business and could result in decreased performance and increased overhead costs, causing the Company's business and results of operations to suffer.

        Additionally, the Company's businesses involve the receipt and storage of personal information about the Company's customers. Data theft, information espionage or other criminal activity directed at the grocery or drug store industry, the transportation industry, or computer or communications systems may adversely affect the Company's businesses by causing the Company to implement costly security measures in recognition of actual or potential threats, by requiring the Company to expend significant time and resources developing, maintaining or upgrading technology systems and by causing the Company to incur significant costs to reimburse third parties for damages. If the Company experiences a data security breach, it could be exposed to governmental enforcement actions and private litigation. The Company may also lose credibility with its customers, resulting in lost future sales.

Weather and natural disasters

        Severe weather conditions such as hurricanes or tornadoes, as well as earthquakes and other natural disasters, in areas in which the Company has stores or distribution facilities or from which the Company obtains products may cause physical damage to the Company's properties, closure of one or more of the Company's stores or distribution facilities, lack of an adequate work force in a market, temporary disruption in the supply of products, disruption in the transport of goods and utilities, delays in the delivery of goods to the Company's distribution centers or stores and a reduction in the availability of products in the Company's stores. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops yielded by food producers may adversely affect the availability or cost of certain products within the grocery supply chain. Any of these factors may disrupt the Company's businesses and adversely affect the Company's financial condition and results of operations.

Impairment charges for goodwill or other intangible assets

        The Company is required to annually test goodwill and intangible assets with indefinite useful lives to determine if impairment has occurred. Additionally, interim reviews are performed whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, the Company is required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or other intangible assets in the period the determination is made.

        The testing of goodwill and other intangible assets for impairment requires the Company to make significant estimates about its weighted average cost of capital, future revenue, profitability, cash flows, fair value of assets and liabilities, as well as other assumptions. These estimates may be affected by significant variability, including potential changes in economic, industry or market conditions, changes in business operations, changes in competition or changes in the Company's stock price and market capitalization. Changes in these factors, or changes in actual performance compared with estimates of the Company's future performance, may affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. The Company cannot accurately predict the amount and timing of any impairment of assets. Should the value of goodwill or other intangible assets become impaired, the Company's financial condition and results of operations may be adversely affected.

Changes in accounting standards

        Accounting principles generally accepted in the United States of America ("accounting standards") and interpretations by various governing bodies, including the SEC, for many aspects of the Company's business, such as accounting for insurance and self-insurance, inventories, goodwill and intangible assets, store closures, leases, income taxes and stock-based compensation, are complex and involve subjective judgments. Changes in these rules or their interpretation may significantly change or add volatility to the Company's reported earnings without a comparable underlying change in cash flow from operations. As a result, changes in accounting standards may materially impact the Company's financial condition and results of operations.

Effect of the NAI Divestiture on the Company

        As a result of the NAI Divestiture, significant assets and a large complement of personnel were transferred to AB Acquisition LLC. Certain of these assets and personnel had been used by the Company across the enterprise. To the extent that the Company is not able to restructure quickly and efficiently for the Company to operate without those assets and personnel, it could result in disruptions to the Company's current plans, operations and business relationships. Additionally, the Company has made significant changes to its senior management team and may make additional changes which could cause disruption as those new leaders transition into their roles. The Company has ongoing Transition Services Agreements with each of NAI and Albertson's LLC to support the divested NAI banners and the continuing operations of Albertson's LLC, each with an initial term of two and one-half years commencing March 21, 2013. The Company's ability to effectively manage its cost structure may be impacted by ongoing obligations under the Transition Services Agreements. The process of implementing the NAI Divestiture and the effects of the tender offer whereby Cerberus Capital Management, L.P. became the beneficial owner of 21.2 percent of the Company's outstanding common stock may be disruptive to the Company's business operations, may distract the Company's management team from their day-to-day responsibilities and may make it more difficult to retain employees. Any of these risks or uncertainties could adversely affect the Company's business, financial condition, results of operations or cash flows.

Stock Price Volatility

        The market price of the Company's common stock may fluctuate significantly in response to a number of factors, some of which may be beyond its control. These factors include the perceived prospects and actual operating results of the Company's business; changes in estimates of the Company's operating results by analysts, investors or the Company; the Company's actual operating results relative to such estimates or expectations; actions or announcements by the Company or its competitors; litigation and judicial decisions; legislative or regulatory actions; and changes in general economic or market conditions. In addition, the stock market in general has from time to time experienced extreme price and volume fluctuations. These market fluctuations could reduce the market price of the Company's common stock for reasons unrelated to the Company's operating performance.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

        We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. Please read in "The Exchange Offer—Procedures for Tendering Old Notes" and "Description of the Notes."

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act. For further information regarding the consequences of failing to exchange your Old Notes in the exchange offer, please read see "The Exchange Offer—Consequences of Failure to Exchange."

Some holders who exchange their Old Notes may be deemed to be underwriters.

        If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Notes

Our substantial indebtedness and below investment grade credit rating may adversely affect our financial condition and results of operations and prevent us from fulfilling our obligations under the notes.

        We have, and will continue to have, a substantial amount of debt. In addition, our debt does not have an investment-grade rating. As of September 7, 2013, we had total outstanding indebtedness of approximately $3.0 billion, including capital lease obligations, $2.0 billion of which is secured by substantially all of our real estate, equipment and certain other assets, $127 million face amount of letters of credit outstanding, and approximately $669 million of unused available credit under our Amended ABL Facility.

        Our indebtedness and credit rating may:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes;

  •
  expose us to the risk of increased interest rates because certain of our borrowings, including our senior secured credit facilities, are at variable rates of interest;

  •
  limit our ability to obtain, or increase the cost at which we are able to obtain, additional financing to fund working capital, capital expenditures, additional acquisitions or general corporate requirements, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and changes in the industries we serve and the industry in which we operate; and

  •
  place us at a competitive disadvantage relative to our competitors that have lower debt service obligations and consequently, greater operating and financial flexibility.

        In addition, our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness, including the notes, will depend upon our operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. As a result, our substantial indebtedness and below investment grade credit rating may increase our borrowing costs, decrease our business flexibility and adversely affect our financial condition and results of operations. Furthermore, the turmoil in the financial markets, including the bankruptcy or restructuring of certain financial institutions, may adversely impact the availability and cost of credit in the future. There can be no assurances that government responses to the disruptions in the financial markets will stabilize the markets or increase liquidity and the availability of credit.

Restrictive covenants in the agreements governing our debt may limit our operating and financial flexibility.

        Our senior secured credit facilities contain a number of restrictive covenants that impose significant operating and financial covenants on us and certain subsidiaries, including restrictions on our ability to:

  •
  incur additional debt and provide guarantees;

  •
  engage in certain transactions with affiliates;

  •
  create or permit certain liens;

  •
  engage in sale and leaseback transactions;

  •
  make certain asset sales;

  •
  make certain investments;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions; and

  •
  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

        Our senior secured credit facilities also require us to maintain certain financial ratios. Complying with these covenants and financial ratios, as well as those that may be contained in any agreements governing our future indebtedness, may impair our ability to finance our operations or capital needs or to take advantage of other favorable business opportunities. They may also limit our ability to pay interest or principal on the notes. Our ability to comply with these restrictive covenants and financial ratios will depend on our future performance, which may be affected by events beyond our control. If we are unable to comply with these covenants and are unable to obtain waivers from our lenders or noteholders, we would be unable to make additional borrowings under our senior secured credit facilities, and our indebtedness under these facilities or other agreements governing our indebtedness would be in default and may be accelerated by our lenders or noteholders and may cause a cross-default under our other indebtedness, including the notes. If our indebtedness is accelerated, we may not be able to repay our indebtedness or borrow sufficient funds to refinance it. In addition, if we incur additional indebtedness in the future, we may be subject to additional covenants, which may be more restrictive than those that we are subject to now.

        In addition, the indenture governing the notes and certain of our other existing indebtedness, such as certain series of notes issued under the indenture that are currently outstanding, include restrictions on our ability to incur secured indebtedness, and engage in sale and leaseback transactions. Further, any Subsidiary of ours that subsequently guarantees, or becomes a co-obligor on, any of our Debt Securities (as defined in "Description of the Notes—Certain Definitions") or the Debt Securities of any other of our Subsidiaries, or issues any Debt Securities will also fully and unconditionally guarantee the notes. See "Description of the Notes—Guarantees."

The indenture governing the notes does not restrict our or our subsidiaries' ability to incur future unsecured indebtedness or complete other transactions.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of unsecured indebtedness or transactions with affiliates, the repurchase of securities by us or any of our subsidiaries or the issuance of securities by us or our subsidiaries. We and our subsidiaries therefore may, subject to the restrictions contained in our senior secured credit facilities and the other agreements governing our and our subsidiaries' indebtedness, incur additional unsecured and secured debt (subject to certain limitations as to collateral), and such secured debt would be effectively senior to the notes to the extent of the value of the assets securing such debt or indebtedness at the subsidiary level. We have capacity under our senior secured credit facilities to incur additional secured indebtedness, subject to certain limitations in the Amended ABL Facility and the Amended Term Loan Facility, all of which would effectively rank senior to the notes. To the extent that additional indebtedness ranks in right of payment ahead of the notes, in the event of a liquidation or insolvency or acceleration of our indebtedness, we may not be able to repay the notes after repayment of such indebtedness.

The notes are structurally subordinated. This may affect your ability to receive payments on the notes.

        The notes are obligations of SUPERVALU. The notes will not be guaranteed by any of our subsidiaries on the issue date and our subsidiaries will not be required to guarantee the notes in the future, except in very limited circumstances. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. As of September 7, 2013, our subsidiaries had approximately $1.0 million of indebtedness, excluding capital lease obligations, $1.0 million of which is secured, and guaranteed $1.7 billion of the Company's outstanding secured indebtedness. In addition, we may conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries' liabilities will increase. Our cash flow and our ability to service our debt, including the notes, therefore, partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. In the absence of a subsidiary guarantee, our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us may be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. The notes do not restrict us or our subsidiaries from incurring additional liabilities, except in the limited circumstances described under "Description of the Notes."

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes, on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the notes.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or any other outstanding debt securities that we would be required to repurchase, or that restrictions in our senior secured credit facilities will not allow such repurchases. In addition, certain important corporate events that would increase the level of our indebtedness, would not constitute a "Change of Control" under the notes. See "Description of the Notes—Repurchase at Holders' Option upon a Change of Control."

        The agreement governing our senior secured credit facilities contains provisions that provide that a change in control constitutes an event of default and future credit agreements may also prohibit the redemption or repurchase of the notes. If a change of control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain consent or successfully refinance the debt, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

A decline in our credit ratings or changes in the financial and credit markets may adversely affect the market prices of the notes.

        The future market prices of the notes will be affected by a number of factors, including:

  •
  our ratings with major credit rating agencies;

  •
  the prevailing interest rates being paid by companies similar to us; and

  •
  the overall condition of the financial and credit markets.

        The financial and credit markets have recently experienced significant turmoil. Additionally, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Further disruptions in the financial and credit markets and future fluctuations in these markets and prevailing interest rates may have an adverse effect on the prices of the notes.

        Additionally, the credit ratings assigned to us and the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Credit rating agencies continually revise their ratings for companies that they follow, including us. There can be no assurance that the credit ratings on us or the notes will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency's judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, may affect the market value of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop.

        Prior to the offering, there was no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any dealer quotation system. We cannot assure you that an active market for the notes will develop or, if developed, that it will continue. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of the notes;

  •
  our ratings published by major credit rating agencies;

  •
  our financial performance or the perception thereof;

  •
  the market for similar securities;

  •
  the price, and volatility in the price, of our shares of common stock;

  •
  general market conditions;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

        The New Notes are a new issue of securities and, although the New Notes will be registered under the Securities Act, the New Notes will not be listed on any securities exchange. Because there is no public market for the New Notes, you may not be able to resell them.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the New Notes and have agreed to pay the expenses of the exchange offer, other than certain taxes. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange Old Notes in a like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer—Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in our outstanding indebtedness.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 7, 2013, in millions. You should read the following table in conjunction with the sections titled "Summary Historical Consolidated Financial Data" and "Selected Consolidated Financial Information" in this prospectus as well as our consolidated financial statements and related notes thereto incorporated by reference in this prospectus.

As of September 7, 2013
Cash and cash equivalents	$81

Debt and capital lease obligations:
Senior Secured Credit Facilities:
Amended ABL Facility	167
Amended Term Loan Facility	1,496
8.000% Senior Notes due May 2016	628
6.750% Senior Notes due 2021	400
Capital lease obligations	286
Other debt	28

Total debt and capital lease obligations*	3,005

Total stockholders' deficit	(1,031)

Total capitalization	$1,974

*
Excludes $18 net discount on debt

 SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected consolidated financial information for each of the fiscal years presented and for the 28 weeks ended September 7, 2013 and September 8, 2012. Our fiscal year ends on the last Saturday in February. The last five fiscal years consist of four 52 week periods ended February 23, 2013, February 25, 2012, February 26, 2011 and February 27, 2010, and a 53 week period ended February 28, 2009.

        Except as set forth in the next sentence, the selected consolidated financial information for each of the fiscal years presented have been derived from, and should be read together with, our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual reports and other documents that we have filed with the SEC and incorporated by reference in this prospectus, including our Current Report on Form 8-K filed with the SEC on September 6, 2013. The selected consolidated financial information under the heading "Results of Operations" and "Other Statistics" for the fiscal years ended February 27, 2010 and February 28, 2009 and the selected consolidated financial information under the heading "Financial Position of Continuing Operations" for the fiscal years ended February 26, 2011, February 27, 2010 and February 28, 2009 have been derived from our unaudited financial statements. The selected consolidated financial information for the 28 week periods ended September 7, 2013 and September 8, 2012 are unaudited and have been derived from, and should be read together with, our unaudited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Quarterly Report on Form 10-Q for the quarter ended September 7, 2013, which is incorporated by reference in this prospectus. In the opinion of our management, the unaudited historical financial data were prepared on the same basis as the audited historical financial data and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this information. Results of operations for the 28 weeks ended September 7, 2013 and September 8, 2012 are not necessarily indicative of results of operations that may be expected for the full fiscal year.

	28 Weeks Ended		Fiscal Year Ended
(Dollars and shares in millions, except percent and per share data)	September 7, 2013	September 8, 2012	February 23, 2013 (52 weeks)	February 25, 2012 (52 weeks)	February 26, 2011 (52 weeks)	February 27, 2010 (52 weeks)	February 28, 2009 (53 weeks)
Results of Operations
Net sales(1)	$9,190	$9,189	$17,097	$17,336	$17,357	$18,208	$19,886
Goodwill and intangible asset impairment charges(1)	—	—	6	92	110	—	684
Operating earnings (loss)(1)(2)	194	22	(157)	96	(30)	289	(351)
Net earnings (loss) from continuing operations(1)(2)(3)	(66)	(74)	(263)	(110)	(200)	50	(594)
Net earnings (loss)	125	(70)	(1,466)	(1,040)	(1,510)	393	(2,855)
Net earnings (loss) from continuing operations per share—diluted(1)(2)(3)	(0.26)	(0.35)	(1.24)	(0.52)	(0.94)	0.24	(2.82)

Financial Position of Continuing Operations
Working capital(4)	362	232	38	(169)	(269)	(461)	(237)
Total assets(5)	4,736	5,082	4,563	5,057	5,062	5,390	5,855
Debt and capital lease obligations	2,987	3,254	2,889	3,226	3,654	3,620	3,673
Stockholders' equity (deficit)	(1,031)	(27)	(1,415)	21	1,340	2,887	2,581

Other Statistics
Dividends declared per share	$—	$0.0875	$0.0875	$0.3500	$0.3500	$0.6100	$0.6900
Weighted average shares outstanding—diluted(6)	251	212	212	212	212	213	211
Depreciation and amortization	$168	$198	$365	$355	$354	$368	$377
Capital expenditures(7)	$39	$156	$241	$403	$323	$338	$489

(1)
Results of operations exclude the operations of NAI, which are reported as discontinued operations for all periods presented due to the sale of NAI on March 21, 2013. The Company earned $42, $47, $50, $66 and $105 of fees under a transition service agreement during the fiscal year ended February 23, 2013, February 25, 2012, February 26, 2011, February 27, 2010 and February 28, 2009, respectively, which were recorded as reductions of selling and administrative expenses as presented above. Fees earned under transition service agreements as presented above for the 28 weeks ended September 7, 2013 and September 8, 2012 have been recorded as Net sales.

(2)
The Company recorded $39 of severance costs and accelerated stock-based compensation charges before tax, $14 of non-cash asset impairment and other charges before tax, a $5 legal settlement charge before tax and $5 of contract breakage and other costs before tax, offset in part by a $14 gain on sale of property before tax during the 28 weeks ended September 7, 2013.

  The Company recorded $17 of non-cash asset impairment and other charges before tax, $12 of store closure impairment charges before tax and $7 of multi-employer pension withdrawal and severance costs before tax during the 28 weeks ended September 8, 2012.

  The Company recorded $227 of non-cash asset impairment and other charges before tax, $36 of severance costs before tax, $22 of store closure charges and costs before tax and $6 of non-cash intangible asset impairment charges before tax, offset in part by $10 in a cash settlement received from credit card companies before tax in fiscal 2013.

  The Company recorded $92 of non-cash goodwill impairment charges before tax and severance costs of $15 before tax in fiscal 2012.

  The Company recorded $110 of non-cash goodwill impairment charges before tax, $49 of store closures and retail market exit charges and costs before tax, and $38 of charges for severance, labor buyout and other costs before tax in fiscal 2011.

  The Company recorded $36 of charges for retail market exits in Cincinnati before tax, and received fees of $13 from the early termination of a supply agreement before tax in fiscal 2010.

  The Company recorded $684 of non-cash goodwill impairment charges before tax and $53 of charges related primarily to store closures before tax in fiscal 2009.

(3)
The Company recorded $98 of non-cash financing charges before tax and $71 of refinancing costs before tax within interest expense, net in the 28 weeks ended September 7, 2013. The Company recorded $22 of non-cash unamortized financing costs within interest expense, net before tax in the 28 weeks ended September 8, 2012.

(4)
Working capital is calculated using the first-in, first-out method ("FIFO"), after adding back the last-in, first-out method ("LIFO") reserve. The LIFO reserve was $210 at September 7, 2013 and $211 at September 8, 2012. The LIFO reserve at the end of each fiscal year is as follows: $211 for fiscal 2013, $207 for fiscal 2012, $185 for fiscal 2011, $181 for fiscal 2010, and $181 for fiscal 2009. Current assets of discontinued operations were $2 at September 7, 2013 and $1,575 at September 8, 2012. Current liabilities of discontinued operations were $0 at September 7, 2013 and $1,676 at September 8, 2012. Current assets of discontinued operations at the end of each fiscal year were as follows: $1,494 for fiscal 2013, $1,616 for fiscal 2012, $1,739 for fiscal 2011, $2,007 for fiscal 2010 and $2,223 for fiscal 2009. Current liabilities of discontinued operations at the end of each fiscal year were as follows: $2,701 for fiscal 2013, $1,606 for fiscal 2012, $1,651 for fiscal 2011, $1,821 for fiscal 2010 and $2,172 for fiscal 2009.

(5)
Total assets of continuing operations is calculated as Total assets of the Company excluding Current assets of discontinued operations and Long-term assets of discontinued operations.

(6)
Weighted average shares outstanding—diluted, as presented here, represents the diluted weighted average shares outstanding utilized in the computation of Net earnings (loss) from continuing operations per share—diluted.

(7)
Capital expenditures include cash payments for purchases of property, plant and equipment and non-cash capital lease additions.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratios of earnings to fixed charges for the periods indicated. Information presented is in millions, except ratios.

		Fiscal Year Ended
	28 Weeks Ended September 7, 2013(1)
		February 23, 2013 (52 weeks)(2)	February 25, 2012 (52 weeks)(3)	February 26, 2011 (52 weeks)(4)	February 27, 2010 (52 weeks)	February 28, 2009 (53 weeks)(5)
(Deficiency) Excess of Earnings to Fixed Charges	$(106)	$(429)	$(157)	$(268)	$62	$(584)
Ratio of Earnings to Fixed Charges	—	—	—	—	1.23	—

(1)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for the 28 weeks ended September 7, 2013 due to $98 of non-cash financing cost charges before tax, $71 of refinancing costs before tax, $39 of severance costs and accelerated stock-based compensation charges before tax, $14 of non-cash asset impairment and other charges before tax, a $5 legal settlement charge before tax and $5 of contract breakage and other costs before tax, offset in part by a $14 gain on sale of property before tax.

(2)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2013 due to $227 of non-cash asset impairment and other charges before tax, administrative expenses related to divested NAI operations, $36 of severance costs before tax, $22 of store closure charges and costs before tax, $22 of non-cash unamortized financing costs before tax and $6 of non-cash intangible asset impairment charges before tax, offset in part by $10 in a cash settlement received from credit card companies before tax.

(3)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2012 due to administrative expenses related to divested NAI operations, $92 of non-cash goodwill impairment charges before tax and severance costs of $15 before tax.

(4)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2011 due to administrative expenses related to divested NAI operations, $110 of non-cash goodwill impairment charges before tax, $49 of store closures and retail market exit charges and costs before tax, and $38 of charges for severance, labor buyout and other costs before tax.

(5)
The Company's earnings available to cover fixed charges were insufficient to cover fixed charges for fiscal 2009 due to non-cash goodwill impairment charges of $684 before tax, administrative expenses related to divested NAI operations and $53 of charges related primarily to store closures before tax.

        For purposes of computing these ratios, earnings represent Earnings (loss) from continuing operations before income taxes, adjusted for Net overdistributed earnings of less than fifty percent owned entities, fixed charges and estimated amortization of capitalized interest. Fixed charges represent interest expense, capitalized interest and estimated interest on operating leases.

THE EXCHANGE OFFER

        This section of the prospectus describes the exchange offer. Although we believe that the description describes the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the information incorporated by reference herein, for a complete understanding of the exchange offer.

Purpose and Effects of the Exchange Offer

        On May 21, 2013, or the issue date, we sold $400 million aggregate principal amount of our 6.750% Senior Notes due 2021 (the "Old Notes") in a private placement. On or after the issue date, the Old Notes were offered to "qualified institutional buyers" as defined in and in compliance with Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act, and were initially resold to "qualified institutional buyers" under Rule 144A.

        Also on May 21, 2013, we and the initial purchasers entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which we agreed that we would file a registration statement with the SEC relating to an offer to exchange the Old Notes for a new issue of notes ("New Notes") that are identical in all material respects with old the notes (except that the New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate applicable to the Old Notes).

        The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. We will use our reasonable best efforts to complete the exchange offer no later than 45 days after the effective date of the exchange offer registration statement. If the exchange offer is not completed on or prior to the date that is 45 days after the effective date of the exchange offer registration statement, the annual interest rate borne by the Old Notes may be increased.

        The term "holder" with respect to the exchange offer means any person in whose name Old Notes are registered on our books or the books of The Depository Trust Company ("DTC"), or any other person who has obtained a properly completed certificate of transfer from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the New Notes issued in the exchange offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of notes, as set forth below). However, any purchaser of notes who is one of our "affiliates," who intends to participate in the exchange offer for the purpose of distributing the New Notes or who is a broker-dealer who purchased notes from SUPERVALU to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

  •
  will not be able to rely on the interpretation of the staff of the SEC;

  •
  will not be able to tender its notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        Any holder that tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or that is our affiliate may not rely upon such interpretations by the staff of the SEC and, in the absence of an exemption, must comply with the registration and prospectus delivery provisions of the Securities Act in connection with any secondary resale transaction. Any holder that fails to comply with such requirements may incur liabilities under the Securities Act for which the holder will not be indemnified by us. Each broker-dealer (other than an affiliate of ours) that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        If you wish to exchange the Old Notes for New Notes in the exchange offer, you will be required to make certain representations. These representations include the following:

  •
  that any New Notes received in the exchange offer are being acquired in the ordinary course of business of the person receiving the New Notes;

  •
  that neither you nor any other person receiving your New Notes has any arrangement or understanding with any person to participate in the distribution of the notes or New Notes within the meaning of the Securities Act;

  •
  that neither you nor any other person receiving your New Notes is our "affiliate" within the meaning of Rule 405 under the Securities Act, or if you or such person is an "affiliate," you or such person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  that you are not engaged in, and do not intend to engage in, a distribution of the New Notes;

  •
  if you are a broker-dealer, that you will receive New Notes in exchange for Old Notes that were acquired for your own account as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes;

  •
  that if you are a broker-dealer, you did not purchase the Old Notes to be exchanged for New Notes from us; and

  •
  that you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

        We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or its acceptance would not comply with applicable securities or blue sky laws.

        Following the completion of the exchange offer, the holders of notes will not have any further registration rights (except in the limited circumstances provided under the Registration Rights Agreement), and the Old Notes will continue to be subject to certain restrictions on transfer. See "—Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on whether to participate in the exchange offer.

Consequences of Failure to Exchange

        The Old Notes that are not exchanged for New Notes in the exchange offer will remain restricted securities within the meaning of Rule 144(a)(3) of the Securities Act and subject to restrictions on transfer. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

  (1)
  to us or any of our subsidiaries, upon redemption thereof or otherwise;

  (2)
  so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of another qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A under the Securities Act;

  (3)
  in an offshore transaction in accordance with Regulation S under the Securities Act;

  (4)
  to an institutional "accredited investor" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is not a qualified institutional buyer and that is purchasing Old Notes for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of Old Notes of $250,000;

  (5)
  in reliance on another exemption from the registration requirements of the Securities Act; or

  (6)
  pursuant to an effective registration statement under the Securities Act.

        In all of the situations discussed above, the resale must be in accordance with the Securities Act and any other applicable securities laws. In the case of (3), (4) and (5) above, we or the trustee under the indenture that governs the Old Notes may require the delivery of an opinion of counsel, a certification or other information satisfactory to us or such trustee.

        To the extent Old Notes are tendered and accepted in the exchange offer, the principal amount of outstanding Old Notes will decrease. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not validly withdrawn on or prior to the expiration date of the exchange offer. We will issue New Notes in exchange for the same principal amount of Old Notes accepted in the exchange offer. The New Notes will accrue interest on the same terms as the Old Notes; however, holders of the Old Notes accepted for exchange will not receive accrued interest thereon at the time of exchange; rather, all accrued interest on the Old Notes will become obligations under the New Notes. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, Old Notes may be tendered only in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof.

        The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and, except in the limited circumstances provided under the Registration Rights Agreement, holders of the New Notes will not be entitled to the rights of holders of Old Notes under the Registration Rights Agreement.

        The New Notes will evidence the same debt as the Old Notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes, including the payment of principal and interest.

        We are sending this prospectus and the letter of transmittal to all registered holders of outstanding Old Notes. Only a registered holder of Old Notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture that governs the notes may participate in the exchange offer. There will be no fixed record date for determining the holders of Old Notes entitled to participate in the exchange offer.

        Holders of the Old Notes do not have any appraisal or dissenter's rights under the General Corporation Law of the State of Delaware or the indenture that governs the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the SEC's rules and regulations thereunder.

        We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the Old Notes for the purposes of receiving the New Notes. The New Notes delivered in the exchange offer will be issued promptly following the expiration of the exchange offer.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date of the exchange offer or our withdrawal of the exchange offer, as applicable. Any acceptance, waiver of default or rejection of a tender of notes shall be at our sole discretion and shall be conclusive, final and binding.

        Holders that tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term expiration date with respect to the exchange offer means 5:00 p.m., New York City time, on December 19, 2013 unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date shall mean the latest date and time to which the exchange offer is extended.

        If we extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our sole discretion, to extend the exchange offer; if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer; or to amend the terms of the exchange offer in any manner. We may effect any such extension, termination or amendment by giving oral or written notice thereof to the exchange agent.

        Except as specified in the second paragraph under this heading, we will make a public announcement of any such extension, termination or amendment as promptly as practicable. If we amend the exchange offer in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a prospectus supplement that will be distributed to the registered holders of the Old Notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders.

        We will make a timely release of a public announcement of any extension, termination or amendment to the exchange offer to an appropriate news agency. A public announcement of any extension of the exchange offer will disclose the approximate number of securities tendered as of the date of the announcement.

Procedures for Tendering Old Notes

        Tenders of Old Notes.    The tender by a holder of Old Notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of Old Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their Old Notes. The procedures by which Old Notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Old Notes are held.

        DTC has authorized DTC participants that are beneficial owners of Old Notes through DTC to tender their Old Notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 2 of the letter of transmittal and deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "—Book-Entry Delivery Procedures" or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program, or ATOP, for which the exchange offer will be eligible, and follow the procedures for book-entry transfer set forth below under "—Book-Entry Delivery Procedures."

        Tender of Old Notes Held in Physical Form.    To tender Old Notes held in physical form in the exchange offer:

  •
  the exchange agent must receive, at the address set forth in this prospectus, a properly completed letter of transmittal applicable to such Old Notes (or a facsimile thereof) duly executed by the tendering holder and any other documents the letter of transmittal requires, and tendered Old Notes must be received by the exchange agent at such address (or delivery effected through the deposit of Old Notes into the exchange agent's account with DTC and making book-entry delivery as set forth below) on or prior to the expiration date of the exchange offer; or

  •
  the tendering holder must comply with the guaranteed delivery procedures set forth below on or prior to the expiration date of the exchange offer.

        Letters of transmittal and Old Notes should be sent only to the exchange agent and should not be sent to us.

        Tender of Old Notes Held through a Custodian.    To tender Old Notes that a custodian bank, depository, broker, trust company or other nominee holds of record, the beneficial owner thereof must instruct such holder to tender the Old Notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus, which the beneficial owner may use to instruct the registered holder of such beneficial owner's Old Notes to effect the tender.

        Tender of Old Notes Held through DTC.    To tender Old Notes that are held through DTC, DTC participants on or prior to the expiration date of the exchange offer should either:

  •
  properly complete and duly execute the letter of transmittal (or a facsimile thereof) and any other documents required by the letter of transmittal, and deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below; or

  •
  transmit their acceptance through ATOP, for which the exchange offer will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance.

        The term Agent's Message means a message transmitted by DTC to, and received by, the exchange agent, and forming a part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from a participant in DTC tendering the Old Notes and that such participant has received the letter of transmittal, agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

        Tendered Old Notes held through DTC must be delivered to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Old Notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Old Notes and delivering letters of transmittal. If you use ATOP to tender, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the expiration date of the exchange offer. Except as otherwise provided in the letter of transmittal, tender and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent on or prior to such date.

        Except as provided below, unless the Old Notes being tendered are deposited with the exchange agent on or prior to the expiration date of the exchange offer (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message), we may, at our option, reject such tender. Exchange of New Notes for Old Notes will be made only against deposit of the tendered Old Notes and delivery of all other required documents.

        Book-Entry Delivery Procedures.    The exchange agent will establish accounts with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Old Notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a Book-Entry Confirmation.

        Signature Guarantees.    Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act, either of which we refer to as an Eligible Institution, unless the Old Notes tendered thereby are tendered (1) by a registered holder of Old Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Old Notes) that has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution. See Instruction 1 of the letter of transmittal. In addition, if the Old Notes are registered in the name of a person other than the signer of the letter of transmittal or if Old

Notes not accepted for exchange or not tendered for exchange are to be returned to a person other than the registered holder, then the signature on the letter of transmittal accompanying the tendered Old Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

        Guaranteed Delivery.    If you wish to tender your Old Notes but they are not immediately available or if you cannot deliver your Old Notes, the letter of transmittal and any other required documents to the exchange agent or comply with the applicable procedures under ATOP on or prior to the expiration date of the exchange offer, you may tender if:

  •
  the tender is made by or through an Eligible Institution;

  •
  on or prior to the expiration date of the exchange offer, the exchange agent receives from that Eligible Institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, courier or overnight delivery or a properly transmitted Agent's Message relating to a notice of guaranteed delivery:

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  stating your name and address, the certificate number or numbers of your Old Notes and the principal amount of Old Notes tendered;

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  stating that the tender is being made thereby; and

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  guaranteeing that, within three business days after the expiration date of the exchange offer, the letter of transmittal or a facsimile thereof or an Agent's Message in lieu thereof, together with the Old Notes or a Book-Entry Confirmation, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal or facsimile or Agent's Message, as well as all tendered Old Notes in proper form for transfer or a Book-Entry Confirmation, and all other documents required by the letter of transmittal, within three business days after the expiration date of the exchange offer.

        Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your Old Notes according to the guaranteed delivery procedures described above.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of Old Notes will not be considered valid and may not be accepted. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which, in the opinion of our counsel, would be unlawful.

        We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine.

        Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes through the exchange agent, none of we, the exchange agent and any other person is under any duty to give such notification, nor shall we or they incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in a principal amount greater than the principal amount of Old Notes being tendered by a tendering holder, such unaccepted or non-exchanged Old Notes will either be:

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  returned by the exchange agent to the tendering holder; or

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  in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry delivery procedures described above, credited to an account maintained with DTC.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of Old Notes in the exchange offer may be withdrawn at any time on or prior to the expiration date of the exchange offer. To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the exchange offer. Any such notice of withdrawal must:

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  specify the name of the person having deposited the Old Notes to be withdrawn;

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  identify the Old Notes to be withdrawn, including the certificate number or numbers of the particular certificate or certificates evidencing the Old Notes (unless such Old Notes were tendered by book-entry transfer), and aggregate principal amount of such Old Notes; and

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  be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture that governs the Old Notes register the transfer of the Old Notes into the name of the person withdrawing such Old Notes.

        If Old Notes have been delivered pursuant to the procedures for book-entry transfer set forth in "—Procedures for Tendering Old Notes—Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Old Notes and must otherwise comply with DTC procedures.

        If the Old Notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of tendered Old Notes can only be accomplished in accordance with these procedures.

        All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be conclusive, final and binding on all parties. No withdrawal of tendered Old Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the guarantors, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall we or they incur any liability for failure to give any such notification. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are retendered on or prior to the expiration date of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "—Procedures for Tendering Old Notes" at any time on or prior to the expiration date of the exchange offer.

        Any Old Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer or the termination of the exchange offer, as applicable, or, if so requested in a notice of withdrawal, promptly after receipt by us of the notice of withdrawal, without cost to such holder.

Conditions to the Exchange Offer

        The exchange offer is not subject to any conditions, other than that:

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  the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC;

  •
  there shall not have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that would or might, in our reasonable judgment, prohibit, prevent, restrict or delay completion of the exchange offer;

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  no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay completion of the exchange offer, or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of us, our subsidiaries or our affiliates;

  •
  there shall not have occurred or be likely to occur any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of us, our subsidiaries or our affiliates that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay completion of the exchange offer;

  •
  the trustee under the indenture that governs the notes shall not have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the completion of the exchange offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting or the making of the exchange offer; and

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  there shall not have occurred (a) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration of a national emergency or war by the United States or any other calamity or crisis or any other change in political, financial or economic conditions, if the effect of any such event, in our reasonable judgment, makes it impractical or inadvisable to proceed with the exchange offer or (f) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

        If we determine in our reasonable judgment that any of the conditions to the exchange offer are not satisfied, we may:

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  refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

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  terminate the exchange offer;

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  extend the exchange offer and retain all tendered Old Notes, subject, however, to the rights of holders to withdraw such tendered Old Notes; or

  •
  waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered Old Notes that have not been validly withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

        All conditions to the exchange offer, except those related to the receipt of government regulatory approvals necessary to consummate the exchange offer, must be satisfied or waived at or before the expiration of the exchange offer.

Exchange Agent

        Deutsche Bank Trust Company Americas will serve as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery and other documents to the exchange agent addressed as follows:

By Mail, Overnight Mail or Courier:

DB Services Americas, Inc.
Attention: Reorg. Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Facsimile Transmission (Eligible Institutions Only):
(615) 866-3889

Confirm by Telephone:
(877) 843-9767

For Information Call:
(877) 843-9767

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent; however, additional solicitations may be made by telegraph, telecopy, telephone or in person by our or our affiliates' officers and regular employees.

        No dealer manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

        Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture that governs the notes, accounting and legal fees and printing costs, among others.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

        On March 21, 2013, the Company entered into the Amended ABL Facility and the Amended Term Loan Facility in connection with the NAI Divestiture. The proceeds from borrowings under the Amended ABL Facility and the Amended Term Loan Facility were used to replace the Company's previously existing five-year $1,650 million (subject to borrowing base availability) asset-based revolving credit facility secured by the Company's inventory, credit card receivables and certain other assets, its six-year $850 million term loan secured by a portion of its real estate and equipment, and the Company's $200 million accounts receivable securitization facility, and to refinance $490 million aggregate principal balance outstanding of the Company's 7.50% senior notes due 2014.

        Borrowings under the Amended ABL Facility bear interest at the rate of LIBOR plus 1.75 percent to LIBOR plus 2.25 percent or prime plus 0.75 percent to 1.25 percent, depending on utilization. As of September 7, 2013, we had $167 million in borrowings outstanding under the Amended ABL Facility. Facility fees under this facility were 0.375 percent. As of the same date, letters of credit outstanding under the Amended ABL Facility were $127 million with facility fees up to 2.125 percent, and the unused available credit under the Amended ABL Facility was $669 million. Certain of the Company's material subsidiaries are co-borrowers with the Company under the Amended ABL Facility, and the Amended ABL Facility is guaranteed by the rest of the Company's material subsidiaries (the Company and those subsidiaries named as borrowers and guarantors under the Amended ABL Facility, the "ABL Loan Parties"). To secure their obligations under the Amended ABL Facility, the ABL Loan Parties have granted a perfected first-priority security interest for the benefit of the Amended ABL Facility lenders in its present and future inventory, credit card, wholesale trade, pharmacy and certain other receivables, prescription files and related assets. In addition, the obligations under the Amended ABL Facility are secured by second-priority liens on and security interests in the collateral securing the Amended Term Loan Facility, subject to certain limitations to ensure compliance with the Company's outstanding debt instruments and leases. The maturity date of the Amended ABL Facility is subject to a springing maturity date that is 90 days prior to May 1, 2016, if more than $250 million of the Company's 8.000% Senior Notes due May 2016 remain outstanding as of that date.

        The revolving loans under the Amended ABL Facility may be voluntarily prepaid in certain minimum principal amounts, in whole or in part, without premium or penalty, subject to breakage or similar costs. The Company and those subsidiaries named as borrowers under the Amended ABL Facility are required to repay the revolving loans in cash and provide cash collateral under the Amended ABL Facility to the extent that the revolving loans and letters of credit exceed the lesser of the borrowing base then in effect or the aggregate amount of the Amended ABL Facility lenders' commitments under the Amended ABL Facility.

        On May 16, 2013, the Company entered into an amendment (the "Term Loan Amendment") to the Amended Term Loan Facility that reduced the interest rate for the term loan from LIBOR plus 5.00 percent with a floor on LIBOR set at 1.25 percent to LIBOR plus 4.00 percent with a floor of 1.00 percent. The Term Loan Amendment also amended the Amended Term Loan Facility to provide that the Company may incur additional term loans in an aggregate principal amount of up to $500 million, instead of $250 million under the Term Loan Facility as in effect prior to the Term Loan Amendment, subject to identifying term loan lenders or other institutional lenders willing to provide the additional loans and the satisfaction of certain terms and conditions. The Term Loan Amendment also contains covenants modified to give the Company additional strategic and operational flexibility.

        As of September 7, 2013, there were $1.5 billion of outstanding borrowings under the Amended Term Loan Facility. The Amended Term Loan Facility is also guaranteed by the Company's material subsidiaries (together with the Company, the "Term Loan Parties"). To secure their obligations under the Amended Term Loan Facility, the Company granted a perfected first-priority security interest for the benefit of the Amended Term Loan Facility lenders in the Term Loan Parties' equity interest in Moran Foods, LLC, the parent entity of the Company's Save-A-Lot business, the Term Loan Parties granted a first-priority security interest for the benefit of the Amended Term Loan Facility lenders in substantially all of the Term Loan Parties' intellectual property, and the Term Loan Parties granted a first-priority mortgage lien and security interest in certain owned or ground leased real estate and certain additional equipment. As of September 7, 2013, there was $730 million of owned or ground-leased real estate and associated equipment pledged as collateral, classified as Property, plant and equipment, net in the Condensed Consolidated Balance Sheets. In addition, the obligations of the Term Loan Parties under the Amended Term Loan Facility are secured by second-priority security interests in the collateral securing the Amended ABL Facility.

        The loans under the Amended Term Loan Facility may be voluntarily prepaid in certain minimum principal amounts, subject to the payment of breakage or similar costs and, in certain circumstances, a prepayment fee. Pursuant to the Amended Term Loan Facility, the Company must, subject to certain customary reinvestment rights, apply 100 percent of Net Cash Proceeds (as defined in the Amended Term Loan Facility) from certain types of asset sales (excluding proceeds of the collateral security of the Amended ABL Facility and other secured indebtedness) to prepay the loans outstanding under the Amended Term Loan Facility. Also, beginning with the Company's fiscal year ending February 22, 2014, the Company must prepay loans outstanding under the Amended Term Loan Facility no later than 90 days after the fiscal year end in an aggregate principal amount equal to a percentage (which percentage ranges from 0 to 50 percent depending on the Company's Total Secured Leverage Ratio (as defined in the Amended Term Loan Facility) as of the last day of such fiscal year of Excess Cash Flow (as defined in the Amended Term Loan Facility) for the fiscal year then ended minus any voluntary prepayments made during such fiscal year with Internally Generated Cash (as defined in the Amended Term Loan Facility). The maturity date of the Amended Term Loan Facility is subject to a springing maturity date that is 90 days prior to May 1, 2016, if more than $250 million of the Company's 8.000% Senior Notes due May 2016 remain outstanding as of that date.

        The Amended ABL Facility and the Amended Term Loan Facility contain restrictive covenants, including limitations on indebtedness, liens, asset sales, mergers and fundamental changes, restricted payments and prepayments of other indebtedness, and cross-default provisions which generally provide, subject to the Company's right to cure, for the acceleration of payments due in the event of a breach of a covenant or a default in the payment of a specified amount of indebtedness due under certain other debt agreements.

Unsecured Senior Notes

        The Company has $628 million of its 8.000% Senior Notes due May 2016 (the "2016 Notes") outstanding. The 2016 Notes were issued under an indenture that contains certain covenants including, but not limited to, restrictions on our ability and that of our domestic subsidiaries to enter into certain liens and sale and lease-back transactions. In addition, the 2016 Notes provide that we may not permit any of our Subsidiaries (as defined in the indenture) to guarantee, or become a co-obligor on, any of our Debt Securities (as defined in the indenture) or the Debt Securities of any other of our Subsidiaries, or issue any Debt Securities, unless such Subsidiaries also fully and unconditionally guarantee the 2016 Notes on a senior basis, provided that a Subsidiary shall not be required to guarantee the notes with respect to Debt (as defined in the indenture) existing on the issue date of the 2016 Notes, so long as (1) existing Debt is not subsequently guaranteed by such Subsidiary, (2) such existing Debt is not refinanced with Debt that is guaranteed by such Subsidiary, except for Debt that is refinanced on substantially similar terms as exist on the issue date of the 2016 Notes, including Guarantees (as defined in the indenture) of such Debt, or (3) such Subsidiary does not subsequently become a co-obligor on the existing Debt. For a more detailed description of these covenants, see "Description of the Notes—Certain Covenants."

DESCRIPTION OF THE NOTES

        We have issued the Old Notes and will issue the New Notes described in this prospectus (collectively, the "notes") under an indenture dated as of July 1, 1987, (as supplemented, the "Indenture") between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the Indenture and the notes, which we urge you to read because they define your rights as a noteholder. Copies of the Indenture and the form of note are available from us upon request. See "Incorporation of Certain Documents by Reference."

        Capitalized terms used in this "Description of the Notes" section that are not defined in this prospectus have the meanings given to them in the Indenture or the notes. As used in this "Description of the Notes" section, the words "we," "us," "the company" and "our" refer only to SUPERVALU INC. and do not include any of our current or future Subsidiaries.

General

        We have initially issued the Old Notes in an aggregate principal amount of $400,000,000. The Indenture does not limit the aggregate principal amount of debt securities that we may issue and we may, without the consent of the existing holders of notes, issue additional notes (the "Additional Notes") having the same ranking and the same interest rate, maturity and other terms as the notes. Any Additional Notes having such similar terms, together with the notes, will constitute a single series of notes under the Indenture.

        The notes will mature on June 1, 2021 unless earlier redeemed or repurchased. The notes are issued in book-entry form. The notes are represented by global notes and are issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The global notes are deposited with DTC. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants. See "—Form, Denomination and Registration" and "—Global Notes and Book Entry System" below.

        In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See "—Defeasance Provisions—Defeasance and Discharge" below.

Ranking

        The notes are our general unsecured obligations. The notes rank:

  •
  equal in right of payment to all of our other existing and future senior unsecured indebtedness;

  •
  senior in right of payment to all of our future subordinated indebtedness; and

  •
  effectively subordinated in right of payment to all of our Subsidiaries' obligations, including the guarantees of our senior secured credit facilities, and subordinated in right of payment to all of our secured obligations, to the extent of the value of assets securing such obligations, including all of the secured indebtedness that may be incurred under our senior secured credit facilities.

        As of September 7, 2013, we had approximately $2.0 billion of secured indebtedness outstanding, $1.7 billion of which was guaranteed by our subsidiaries, and no subordinated indebtedness; and we and our Subsidiaries had approximately $1.1 billion of unsecured senior indebtedness outstanding, none of which was indebtedness of our Subsidiaries (excluding the guarantees of our senior secured credit facilities and other intercompany liabilities and capitalized leases of $286 million).

        Unless otherwise described below under "—Repurchase at Holders' Option upon a Change of Control," "—Certain Covenants—Restrictions on Liens" and "—Consolidation, Merger and Sale of Assets," the Indenture does not contain any provisions that would limit our ability or the ability of our Subsidiaries to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of our or our Subsidiaries' indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Interest

        Each note will bear interest at the rate of 6.750% per year from the issue date or from the most recent date on which interest has been paid or provided for.

        Interest is payable semi-annually in arrears on June 1 and December 1 of each year (each, an interest payment date), commencing on December 1, 2013, to holders of record on May 15 and November 15, as the case may be (each, a record date), immediately preceding such interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the notes is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any delay). Additional interest may accrue on the Old Notes as liquidated damages in certain circumstances described below under "Exchange Offer; Registration Rights" and all references to "interest" in this prospectus include any interest that may be payable on the notes.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to us for an account maintained by the Holder with a bank located in the United States, we will pay all principal, interest and premium, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Security Registrar within the City and State of New York, unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Security Registrar for the Notes

        The trustee will initially act as Paying Agent and Security Registrar. We may change the Paying Agent or Security Registrar without prior notice to the Holders, and we or any of our Subsidiaries may act as Paying Agent or Security Registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Security Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note or any portion of a note that has been selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The Holder of a note will be treated as the owner of the note for all purposes.

Optional Redemption

        At any time prior to June 1, 2017, we may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        On or after June 1, 2017, we may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive accrued and unpaid interest on the relevant interest payment date:

Year	Percentage
2017	103.375%
2018	101.688%
2019 and thereafter	100.000%

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption by a method the trustee deems to be fair and appropriate (and in accordance with the procedures of the relevant depositary), which may include the following:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

        In addition, at any time prior to June 1, 2016, we may on any one or more occasions, upon not less than 30 nor more than 60 days' notice, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture (including any Additional Notes) at a redemption price equal to 106.750% of the principal amount thereof of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive accrued and unpaid interest on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the Indenture (including any Additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by us or our Affiliates); and

  (2)
  the redemption must occur within 60 days of the date of the closing of such Equity Offering.

        No notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Notices of redemption may not be conditional.

        If less than all of the notes are to be redeemed at our option, we will notify the trustee at least 45 days prior to the redemption date, or any shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the redemption date. The trustee will select, in the manner as it deems fair and appropriate and in accordance with the procedures of the relevant depositary, the notes to be redeemed. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A New Note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note.

        Notes called for redemption become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption even if Holders do not collect their money.

Mandatory Redemption and Sinking Fund

        We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at Holders' Option upon a Change of Control

        If a Change of Control shall occur at any time, then we will be required to make an offer to each Holder of notes to purchase such Holder's notes in whole or in part (equal to $2,000, or an integral multiple of $1,000 in excess thereof), at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), pursuant to the offer mechanics described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the notes; provided, however, that we shall not be obliged to repurchase notes as described under this heading in the event and to the extent that we have unconditionally exercised our right to redeem all of the notes pursuant to the provisions described under "—Optional Redemption."

        Within 30 days of any Change of Control, we shall notify the trustee thereof and give written notice of such Change of Control to each Holder of notes by first-class mail, postage prepaid, at such Holder's address appearing in the security register, stating, among other things:

  •
  that a Change of Control has occurred and the date of such event;

  •
  the circumstances and relevant facts regarding such Change of Control;

  •
  the Change of Control Purchase Price and the Change of Control Purchase Date which shall be fixed by us on a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any other applicable securities laws and regulations;

  •
  that any note not tendered will continue to accrue interest and, unless we default in payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

  •
  certain other procedures that a Holder of notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such compliance.

        Our ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute an event of default under our senior secured credit facilities. In addition, certain events that may constitute a change of control under our senior secured credit facilities may not constitute a Change of Control under the notes.

        Our future Debt and the Debt of our Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Debt to be repurchased upon a Change of Control. Moreover, the exercise by the holders of the notes of their right to require us to make an offer to repurchase the notes could cause a default under such Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of the notes upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture or the notes are applicable. Except as described above with respect to a Change of Control, the Indenture and the notes do not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes or to make an offer to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The existence of a Holder's right to require us to make an offer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire us or our Subsidiaries in a transaction that would constitute a Change of Control.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture and the notes applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The trustee will promptly authenticate and deliver a New Note or notes equal in principal amount to any unpurchased portion of notes surrendered, if any, to the Holder of notes in global form or to each Holder of certificated notes; provided that each such New Note will be in a principal amount of $2,000, or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The definition of "Change of Control" includes a disposition of "all or substantially all" of our assets. Although there is a limited body of case law interpreting the phrase "all or substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of our assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether we must make an offer to repurchase the notes as described above.

        We will comply, to the extent applicable, with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this covenant (other than the obligation to make an offer pursuant to this covenant), we will comply with the securities laws and regulations and will not be deemed to have breached our obligations described in this covenant by virtue thereof.

Guarantees

        The Old Notes were not guaranteed by any of our Subsidiaries on the date of original issuance. We may not permit any of our Subsidiaries to guarantee, or become a co-obligor on, any of our Debt Securities or the Debt Securities of any other of our Subsidiaries, or issue any Debt Securities, unless such Subsidiaries also fully and unconditionally guarantee the notes on a senior basis; provided, that a Subsidiary shall not be required to guarantee the notes with respect to Debt existing on the Issue Date, so long as (1) the existing Debt is not subsequently guaranteed by such Subsidiary, (2) the existing Debt is not refinanced with Debt that is guaranteed by such Subsidiary, except for Debt that is refinanced on substantially similar terms as exist on the Issue Date, including Guarantees of such Debt, or (3) such Subsidiary does not subsequently become a co-obligor on the existing Debt. Each Subsidiary delivering a Guarantee of the notes is referred to as a "Subsidiary Guarantor."

        The obligations of the Subsidiary Guarantors under their Notes Guarantees may be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

        A Subsidiary Guarantor's Notes Guarantee will be automatically and unconditionally released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the Capital Stock (or the shares of any holding company of such Subsidiary Guarantor (other than us)) of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) us or a Subsidiary, if the liability with respect to any Debt Securities in connection with which the Notes Guarantee was executed, or would have been executed pursuant to this covenant had a Notes Guarantee not been executed previously, is also released;

  (2)
  upon defeasance and discharge of the notes as provided below under the caption "Defeasance Provisions—Defeasance and Discharge;" or

  (3)
  so long as no Event of Default has occurred and is continuing, such Subsidiary Guarantor is unconditionally released and discharged from its liability with respect to all such Debt Securities in connection with which such Notes Guarantee was executed, or would have been executed pursuant to the second preceding paragraph if such Subsidiary Guarantor had not already executed a Notes Guarantee; or

  (4)
  upon the full and final payment and performance of all of our obligations under the notes.

Certain Covenants

Restrictions on Liens

        The Indenture provides that we will not, and will not permit any Domestic Subsidiary to, issue, assume or guarantee any Debt if the Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance ("Lien") upon any Operating Property of ours or of any Domestic Subsidiary or upon any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the notes equally and ratably with the Debt. This restriction does not apply to:

  (1)
  Liens on any property acquired, constructed or improved by us or any Domestic Subsidiary after July 1, 1987, which are created or assumed contemporaneously with, or within 180 days after, that acquisition or completion of that construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within the 180-day period) to secure or provide for the payment of all or any part of the purchase price or cost thereof incurred after July 1, 1987, or Liens existing on property at the time of its acquisition (including acquisition through merger or consolidation); provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Domestic Subsidiary;

  (2)
  Liens on property of any corporation existing at the time it becomes a Domestic Subsidiary;

  (3)
  Liens to secure Debt of a Domestic Subsidiary to us or to another Domestic Subsidiary;

  (4)
  Liens in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to the Liens; or

  (5)
  Liens for extending, renewing or replacing Debt secured by any Lien referred to in clauses (1) to (4), inclusive, above or in this clause (5) or any Lien existing on the date that notes were first issued under the Indenture, provided that the principal amount of the new Debt secured by the relevant Lien does not exceed the principal amount of the Debt so secured at the time of the extension, renewal or replacement and that the extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced and improvements on that property.

        This restriction does not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt subject to a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of us and our Domestic Subsidiaries (not including secured Debt permitted under the foregoing exceptions) and the Value of Sale and Lease-back Transactions existing at that time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of debt securities, including the notes, or of Funded Debt or to the purchase of other Operating Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be secured with a Lien under clause (1) above), does not exceed the greater of $200,000,000 or 10% of Consolidated Net Tangible Assets.

Restrictions on Sale and Lease-back Transactions

        The Indenture provides that we will not, and will not permit any Domestic Subsidiary to, enter into any Sale and Lease-back Transaction unless the net proceeds of the Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors or our President or any of our Vice Presidents) of the Operating Property to be leased and either:

  (1)
  we or the Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased without securing the notes or any other debt securities issued under the Indenture, pursuant to clause (1) of the first paragraph or pursuant to the second paragraph under "—Certain Covenants—Restrictions on Liens;" or

  (2)
  the Value thereof would be an amount permitted under the second paragraph under "—Certain Covenants—Restrictions on Liens;" or

  (3)
  we, within 120 days of the effective date of any such arrangement (or in the case of (c) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period), apply an amount equal to the fair value (as so determined) of the Operating Property:

  (a)
  to the redemption or repurchase of debt securities issued under the Indenture;

  (b)
  to the payment or other retirement of our Funded Debt that ranks pari passu with the notes or of Funded Debt of a Domestic Subsidiary (other than, in either case, Funded Debt owned by us or a Domestic Subsidiary); or

    (c)
    to the purchase of Operating Property (other than that involved in the Sale and Lease-back Transaction).

        Other than the above-described covenants, there are no covenants or provisions contained in the Indenture which may afford holders of notes protection in the event of a highly leveraged transaction involving us.

Consolidation, Merger and Sale of Assets

        The Indenture provides that we may, without the consent of any Holders of the notes, consolidate or merge with or into, or convey, transfer or lease our property and assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into us, or convey, transfer or lease its property and assets substantially as an entirety to us, so long as:

  •
  the Person (if other than us) formed by the consolidation or into which we are merged or which acquires or leases our assets substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes our obligations under the notes and the Indenture;

  •
  after giving effect to the transaction, no Event of Default with respect to the notes and any other debt securities issued under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default with respect to the notes and such debt securities shall have happened and be continuing;

  •
  if, as a result of that consolidation or merger or that conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation, as the case may be, effectively secure the notes and the other debt securities issued under the Indenture equally and ratably with (or prior to) all indebtedness secured thereby; and

  •
  certain other conditions are met.

Events of Default

        "Event of Default" under the Indenture will mean with respect to the notes, any of the following:

  (1)
  default in the payment of principal or premium, if any, on the notes when due;

  (2)
  default in the payment of any interest on any notes when due, continued for 30 days;

  (3)
  there shall be a default in the performance or breach of the provisions described in "—Consolidation, Merger and Sale of Assets," or "—Repurchase at Holders' Option upon a Change of Control;"

  (4)
  default in the performance, or breach, of any of our other covenants in the Indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than the notes), continued for 60 days after written notice to us by the trustee or the Holders of at least 10% in principal amount of the notes;

  (5)
  there shall be a default under any mortgage, indenture or instrument under which there may be incurred or by which there may be secured or evidenced any Debt by us or any Domestic Subsidiary whether such Debt now exists, or is created after the Issue Date, if that default:

  •
  is caused by a failure to make any payment when due at the final maturity of such Debt (a Payment Default); or

  •
  results in the acceleration of such Debt prior to its express maturity, and, in each case, the amount of any such Debt, together with the amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

  (6)
  failure by us or any of our Domestic Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  any Notes Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Subsidiary Guarantor not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Notes Guarantee;

  (8)
  certain events in bankruptcy, insolvency or reorganization pertaining to us and our Significant Subsidiaries.

        If an Event of Default described in clauses (1) through (7) of the prior paragraph with respect to the notes occurs and is continuing, either the trustee or the Holders of at least 25% in principal amount of the notes, by notice to us, may declare the principal of all of the notes to be due and payable immediately and upon such declaration the principal amount will become immediately due and payable. If an Event of Default described in clause (8) of the prior paragraph occurs and is continuing, then all the notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest to the date the notes become due and payable, without any declaration or other act on the part of the trustee or any Holder. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the notes may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "—Modification and Waiver."

        The Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless those Holders offer to the trustee reasonable indemnity. Subject to the provisions for indemnification of the trustee, the Holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes.

        No Holder of the notes will have any right to institute any proceeding related to the Indenture or for any remedy thereunder unless:

  •
  the Holder previously has given written notice to the trustee of a continuing Event of Default with respect to the notes;

  •
  the Holders of at least 25% in aggregate principal amount of the notes have made written request to the trustee to institute the proceeding as trustee, and offered to the trustee reasonable indemnity against costs, expenses and liabilities incurred in compliance with the request;

  •
  in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate the proceeding; and

  •
  during the 60-day period, the trustee has not received from the Holders of a majority of the aggregate principal amount of the notes a direction inconsistent with that request.

        Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the Indenture, the Holder of any note will have the right, which is absolute and unconditional, to receive payment of the principal, premium, if any, and interest on the notes and to institute suit for enforcement of any payment, and that right will not be impaired without the consent of that Holder.

        We will be required to furnish to the trustee annually a statement as to the performance by us of certain of our obligations under the Indenture.

Defeasance Provisions

        Defeasance and Discharge.    The Indenture provides that we will be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost, destroyed or mutilated debt securities, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the trustee, in trust, of money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on, the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes.

        This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that the Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the notes occurs during the period ending on the 91st day after the cash or Government Obligations are deposited in trust and other conditions specified in the Indenture are satisfied.

        Covenant Defeasance.    The Indenture also provides that, if the debt securities of any series are payable in United States dollars, we may omit to comply with the covenants described above under "Certain Covenants" with respect to the notes if we comply with the following conditions. To exercise this option, we must:

  (1)
  deposit with the trustee money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on, the notes on the Stated Maturity of the payments in accordance with the terms of the Indenture and the notes; and

  (2)
  deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the notes to recognize income, gain or loss for federal income tax purposes and that those Holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to the notes and those notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification and Waiver

        We and the trustee may modify and amend the Indenture with respect to the notes with the consent of the holders of a majority in principal amount of the notes. However, without the consent of each affected Holder, no modification or amendment may:

  •
  change the Stated Maturity of the principal, or any installment of principal or interest, on the notes or alter the provisions with respect to the redemption of the notes;

  •
  reduce the principal, premium, if any, or any interest rate on the notes;

  •
  change our obligation to maintain an office or agency in the places and for the purposes specified in the Indenture or the currency of payment of principal or interest on the notes;

  •
  impair the right to institute suit to enforce any payment after the Stated Maturity or redemption date;

  •
  reduce the percentage of the principal amount of notes required to approve any modification or amendment of the Indenture;

  •
  reduce the percentage of the principal amount of notes required to approve any waiver of compliance with provisions of the Indenture or the notes or waiver of defaults;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

  •
  amend, change or modify our obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption "—Repurchase at Holders' Option upon a Change of Control," including, in each case, amending, changing or modifying any definition relating thereto;

  •
  except as otherwise permitted under the covenant described under the caption "—Merger, Consolidation and Sale of Assets," consent to the assignment or transfer by us of any of our rights or obligations under the Indenture;

  •
  modify certain provisions of the Indenture.

        We and the trustee may, without the consent of any Holders of the notes, modify the Indenture with respect to the notes to, among other things:

  •
  evidence the succession of another Person as obligor under the Indenture and the notes;

  •
  add to our covenants under the Indenture or add additional Events of Default;

  •
  change or eliminate any provision of the Indenture, provided that the change or elimination becomes effective only when there is no outstanding note which is entitled to the benefit of that provision;

  •
  secure the notes pursuant to the requirement described above under "—Certain Covenants—Restrictions on Liens;"

  •
  establish the form or terms of a series of debt securities; or

  •
  cure any ambiguity, correct or supplement any provision which may be inconsistent, or make any other provision as to matters or questions under the Indenture, provided that action does not adversely affect the interests of Holders of the notes in any material respect.

        The Holders of a majority in principal amount of the notes may, on behalf of the holders of all notes, waive, insofar as that series is concerned, our compliance with specified restrictive covenants in the Indenture, including those described above under "—Certain Covenants."

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the Holders of all notes, waive any past default under the Indenture with respect to the notes. However, they may not waive a default in the payment of principal, premium, if any, or interest on any note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding note.

The Trustee

        The trustee under the Indenture is Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the trustee and its affiliates. Deutsche Bank Trust Company Americas also serves as trustee under other indentures under which our securities are outstanding.

Form, Denomination and Registration

        The notes will be issued in fully registered form, without coupons, in denominations of $2,000 in principal amount and integral multiples thereof. The notes will be evidenced by one or more global securities, which we refer to as global notes. The global notes will be deposited with, or on behalf of, DTC or its nominee. Except as set forth in "—Global Notes and Book Entry System" immediately below, the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Global Notes and Book Entry System

        The New Notes initially will be represented by one or more notes in registered, global form without interest coupons, which we refer to as the global notes. The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes may be held through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC).

        Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form ("certificated notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

  (1)
  upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

  (2)
  ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee, nor any agent of the Company or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the global notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for certificated notes if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either case the Company fails to appoint a successor depositary;

  (2)
  the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the global notes, including principal, premium, if any, interest and additional interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, interest and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

        Set forth below are certain defined terms that will be used in the Indenture or notes. Reference is made to the Indenture, as supplemented, for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of the note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the note at June 1, 2017 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through June 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of the note.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" will have a corresponding meaning.

        "Board of Directors" means, either our board of directors or our duly authorized executive committee of that board.

        "Business Day" as used in this prospectus, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) substantially as an entirety, in one or a series of related transactions, of the properties or assets of us and our Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the Exchange Act);

  (2)
  the adoption of a plan relating to our liquidation or dissolution;

  (3)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of 40% or more of the voting power of our Voting Stock;

  (4)
  the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

  (5)
  we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 40% or more of the voting power of the Voting Stock of the surviving or transferee Person.

        "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries less the following:

  (1)
  current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of original creation thereof but maturing within 12 months from the date of determination;

  (2)
  reserves for depreciation and other asset valuation reserves;

  (3)
  intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on the balance sheet; and

  (4)
  appropriate adjustments on account of minority interests of other Persons holding stock in any Subsidiary.

        "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

  (1)
  was a member of the Board of Directors on the Issue Date; or

  (2)
  was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

        "Debt" means all indebtedness for money borrowed.

        "Debt Securities" means any Debt (including any Guarantee) issued in the form of a security in connection with a public offering, in a private placement pursuant to Rule 144A, Regulation S or otherwise under the Securities Act of 1933, as amended (the Securities Act), or sold on an agency basis by a broker-dealer or one of its affiliates and traded or able to be traded on a public or private basis; provided that Debt Securities shall not mean any industrial revenue bonds.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock. The term "Disqualified Stock" will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the Holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.

        "Domestic Subsidiary" means any Subsidiary which owns an Operating Property.

        "Equity Offering" means any public or private placement of our Capital Stock (other than Disqualified Stock) (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of ours) to any Person other than any Subsidiary.

        "Funded Debt" means any Debt which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such Debt.

        "Government Obligations" means securities of the government which issued the currency in which the notes are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.

        "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Debt of another Person.

        "Issue Date" means the date of original issuance of the notes under the Indenture.

        "Notes Guarantee" means the Guarantee of the notes by a Subsidiary.

        "Operating Property" means any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Sale and Lease-back Transaction" means any arrangement with any Person providing for the leasing to us or any Domestic Subsidiary of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Domestic Subsidiary or between Domestic Subsidiaries), which Operating Property has been or is to be sold or transferred by us or such Domestic Subsidiary to that Person.

        "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that 5% will be substituted for 10% in each place that it appears in such definition.

        "Stated Maturity," when used with respect to the notes and any payment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or interest payment is due and payable.

        "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2017; provided, however, that if the period from the redemption date to June 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by SUPERVALU.

        "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction or (2) the fair value in the opinion of our Board of Directors or our President or any of our Vice Presidents of that property at the time of entering into the Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease which is part of the Sale and Lease-back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease.

        "Voting Stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material U.S. federal income tax consequences relevant to beneficial owners of the Old Notes whose Old Notes are tendered and accepted in the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service ("IRS"), all in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the exchange offer and the ownership and disposition of the New Notes.

        This discussion is limited to holders who have held the Old Notes, and will hold the New Notes, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons who purchased the Old Notes for cash at original issue and at their original "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Old Notes were sold to the public for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences) or any applicable state, local or foreign tax consequences. In addition, this discussion does not address U.S. federal income tax consequences relevant to a holder's particular circumstances or consequences relevant to holders subject to particular rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. holders (defined below) whose functional currency is not the dollar;

  •
  persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt organizations or governmental organizations; and

  •
  persons deemed to sell the New Notes under the constructive sale provisions of the Code.

        If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of the notes who is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Exchange Offer

        The exchange of the Old Notes for New Notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result, (1) a U.S. holder should not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the New Notes should include the holding period of the Old Notes exchanged therefor; and (3) the adjusted tax basis of the New Notes should be the same as the adjusted tax basis of the Old Notes exchanged therefor immediately before such exchange.

Payments of Stated Interest

        Payments of stated interest on the New Notes generally will be taxable to a U.S. holder as ordinary income at the time such stated interest is received or accrued, in accordance with such U.S. holder's method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

        A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note generally equal to the difference, if any, between the amount realized (equal to the cash and the fair market value of any property received in exchange for the New Note, less amounts attributable to any accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. holder's adjusted tax basis in the New Note. A U.S. holder's adjusted tax basis in a New Note generally will be equal to the amount that the U.S. holder paid for the Old Note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Additional Tax on Investment Income

        Certain individuals, estates and trusts are required to pay a 3.8% tax on "net investment income" including, among other things, interest and proceeds of sales or other dispositions in respect of securities, subject to certain exceptions. U.S. holders should consult their tax advisors regarding the effect, if any, of this tax on the ownership and disposition of the New Notes.

Information Reporting and Backup Withholding

        A U.S. holder generally will be subject to information reporting when such holder receives payments on the New Notes or receives proceeds from the sale or other disposition of the New Notes (including a redemption or retirement of the New Notes). A U.S. holder will be subject to backup withholding with respect to payments of the foregoing amounts if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  is notified by the IRS that the holder has previously failed to report properly payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Certain U.S. holders are exempt from backup withholding, including corporations. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of the notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

Exchange Offer

        An exchange offer of Old Notes for New Notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes, and the tax consequences should be the same as described under "—Tax Consequences Applicable to U.S. Holders—Exchange Offer."

Payments of Interest

        Subject to the discussion below on backup withholding, interest paid on a New Note to a non-U.S. holder that is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or 30% withholding tax provided that:

  •
  the non-U.S. holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the non-U.S. holder is not a controlled foreign corporation related to us through actual or constructive stock ownership;

  •
  the non-U.S. holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  the non-U.S. holder properly certifies the non-U.S. holder's foreign status on IRS Form W-8BEN or other applicable form, or the non-U.S. holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations.

        If a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder that is not effectively connected with a United States trade or business generally will be subject to a 30% U.S. federal withholding tax. However, a non-U.S. holder may be entitled to a reduction in or an exemption from withholding on interest as a result of either (a) an applicable tax treaty or (b) the non-U.S. holder holding the New Notes in connection with the conduct of a trade or business within the United States and the interest being paid in connection with that trade or business. To claim such a reduction or redemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the non-U.S. holder's country of residence, or (b) IRS Form W-8ECI stating that interest paid on a New Note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Non-U.S. holders that do not timely provide the applicable withholding agent the required certification, but that qualify for a reduced income treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        If interest paid to a non-U.S. holder is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such interest is attributable), then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a corporation, the non-U.S. holder may be subject to a branch profits tax on its effectively connected earnings and profits, subject to adjustments, at a rate of 30% (or such lower rate specified by an applicable income tax treaty). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

        Subject to the discussion below on backup withholding, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, retirement, redemption or other taxable disposition of the New Notes (other than any amount allocable to accrued and unpaid interest, which generally will be treated as interest and subject to the rules discussed above in "—Payments of Interest") unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

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  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

        A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder was a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, subject to adjustments. A non-U.S. holder described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        A non-U.S. holder generally will not be subject to backup withholding with respect to payments of interest we make to the non-U.S. holder, provided we (or other applicable withholding agent) do not have actual knowledge or reason to know such holder is a "United States person" within the meaning of the Code, and the holder certifies its non-U.S. status as described above under "—Payments of Interest." However, information returns will be filed with the IRS in connection with any interest paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

        Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition (including a retirement or a redemption) of the New Notes within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a disposition of the New Notes outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN or another applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder's U.S. federal income tax liability, if any, or may claim a refund if certain information is timely provided to the IRS.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities, provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. We have agreed that, starting on the date of the completion of the exchange offer to which this prospectus relates, for up to 180 days following completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from the exchange of Old Notes for New Notes or from any sale of New Notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangement or understanding with any person to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act.

        For a period of 180 days after the completion of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the New Notes will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, MN.

EXPERTS

        The consolidated financial statements of SUPERVALU INC. as of February 23, 2013 and February 25, 2012, and for each of the fiscal years in the three-year period ended February 23, 2013, and the financial statement schedule for each of the fiscal years in the three-year period ended February 23, 2013, and the effectiveness of internal control over financial reporting as of February 23, 2013, are incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are currently subject to the reporting and other informational reporting requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements, information statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Room of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. These reports and other information concerning us may also be inspected at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call 1-212-656-3000.

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register with the SEC the New Notes to be issued in exchange for the Old Notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits to the registration statement for copies of the actual contract, agreement or document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus incorporates by reference some of the reports, proxy statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in the case of any subsequent filings, any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, and after the date hereof and prior to the later of the date on which we have completed the exchange offer and the end of the period during which this prospectus is available for use by participating broker-dealers with prospectus delivery requirements in connection with any resale of New Notes:

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  our Annual Report on Form 10-K for the fiscal year ended February 23, 2013;

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  our Quarterly Reports on Form 10-Q for the quarterly period (16 weeks) ended June 15, 2013 and the quarterly period (12 weeks) ended September 7, 2013; and

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  our Current Reports on Form 8-K filed with the SEC on March 4, 2013, March 21, 2013, March 26, 2013, May 1, 2013, May 3, 2013, May 8, 2013, May 21, 2013, May 22, 2013, May 29, 2013, June 3, 2013, July 18, 2013 (relating to Items 5.02, 5.07 and 9.01), July 24, 2013, September 6, 2013 (relating to Items 8.01 and 9.01) and October 22, 2013.

        Any statement made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies or supersedes such statement.

        You may request a free copy of any and all of the information incorporated by reference herein that we file with the SEC by written or oral request to SUPERVALU INC., 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attention: Investor Relations, telephone (952) 828-4000. You may also access our reports and documents via the Internet at http://www.supervalu.com. Information on our web site does not form a part of this prospectus.